SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN VANGUARD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1200

Newport Beach, California 92660

April 21, 2021

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of American Vanguard Corporation:

Notice is hereby given that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of American Vanguard Corporation (the “Company” or “AVD”) will be held on Wednesday, June 2, 2021 at 11:00 am Pacific Standard Time. The Annual Meeting will be a virtual meeting of stockholders. To participate, vote, or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/AVD2021. You will not be able to attend the Annual Meeting in person.

Matters to be voted on at the meeting are:

1.	Elect nine (9) directors until their successors are elected and qualified;
2.	Ratify the appointment of BDO USA, LLP (“BDO”) as independent registered public accounting firm for the year ending December 31, 2021; and
3.	Hold an advisory vote on executive compensation.

This year, we are providing access to proxy materials over the Internet under the SEC’s “notice and access” rules. This method of delivery will serve to reduce the cost of distribution and reduce the impact on the environment that would otherwise arise from printing hard copies of proxy materials. Our board of directors has fixed Friday, April 9, 2021, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Proxy materials were sent commencing on approximately April 21, 2021, to all stockholders of record as of the record date.

Whether or not you plan to attend the Annual Meeting via live webcast, please vote your shares in one of the following ways, either: (i) by Internet or telephone before the meeting, (ii) by Internet during the meeting, or (iii) if you request to receive printed proxy materials, by following the instructions on the card, including by marking, dating and signing the proxy card and returning it. Please review the instructions on each voting option as described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials or proxy card that you may elect to receive by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The accompanying Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020, are available to view and download at www.proxyvote.com.

We appreciate your continuing interest in American Vanguard Corporation.

By Order of the Board of Directors

Timothy J. Donnelly

Chief Administrative Officer

General Counsel & Secretary

Newport Beach, California

April 21, 2021

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court

Newport Beach, CA 92660

PROXY STATEMENT

Annual Meeting of Stockholders to be held June 2, 2021

Proxy Solicitation by the Board of Directors

The Board of Directors of American Vanguard Corporation (the “Company”) is soliciting proxies to be voted at the Annual Meeting to be held on Wednesday, June 2, 2021, via live webcast at www.virtualshareholdermeeting.com/AVD2021. This proxy statement describes issues on which the Company would like you, as a stockholder, to vote. It also gives you information on these issues, so that you can make an informed decision. The approximate date on which this proxy statement and the enclosed form of proxy are first being sent to stockholders is April 21, 2021.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on Friday, April 9, 2021, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). At the Record Date, 33,890,348 shares of common stock, par value $0.01 per share of the Company (“Common Stock”), were issued, of which, 29,809,479 were entitled to vote. Of the total number of issued shares, 3,061,040 were held as treasury shares and 1,019,829 were held as restricted shares. Each share of Common Stock, excluding treasury and restricted shares, entitles its record holder on the Record Date to one vote on all matters.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The accompanying Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020, are available to view and download at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

QUESTIONS AND ANSWERS

Can I attend the Annual Meeting?

We will be hosting the Annual Meeting via live webcast on the Internet. You will not be able to attend the meeting in person. Stockholders can attend the Annual Meeting by logging onto www.virtualshareholdermeeting.com/AVD2021 at 11:00 a.m. Pacific Daylight Time on Wednesday, June 2, 2021. Stockholders will attend in listen-only mode and will be able to vote and submit written questions while connected to the Annual Meeting on the Internet.

How do I participate in the Annual Meeting on line?

You will need to use the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (“the Internet Notice”) or proxy card (if you requested and received a printed version of proxy materials) in order to vote your shares or submit written questions during the meeting.  Instructions on how to connect and participate via the Internet (including how to demonstrate your ownership of stock) are posted at www.virtualshareholdermeeting.com/AVD2021.

If you do not have your 16-digit control number, you will be able to listen to the meeting only; without the control number you will not be able to vote or submit questions during the meeting.

Why am I receiving this annual meeting information and proxy?

You are receiving this proxy statement from us because you owned shares of Common Stock of the Company as of the Record Date. This Proxy Statement (“Proxy”) describes issues on which you are invited to vote and provides you with other important information so that you can make informed decisions.

You may own shares of Common Stock in several different ways. If your stock is represented by one or more stock certificates registered in your name, you have a stockholder account with our transfer agent, American Stock Transfer & Trust, which makes you a stockholder of record. If you hold your shares in a brokerage, trust or similar account, you are a beneficial owner, not a stockholder of record.

What am I voting on?

You are being asked to vote on

1.	The election of nine (9) directors,
2.	The ratification of the appointment of BDO as the Company’s independent registered public accounting firm for fiscal year 2021, and
3.	An advisory vote on executive compensation, as disclosed in the Proxy.

When you submit your proxy (by telephone, Internet or hard copy), you appoint Eric G. Wintemute and Timothy J. Donnelly as your representatives at the Annual Meeting. When we refer to the “named proxies,” we are referring to Messrs. Wintemute and Donnelly. This way, your shares will be voted even if you cannot attend the meeting.

How do I vote my shares?

Record holders may vote in advance of the Annual Meeting by using either the Internet, telephone or as per instructions in the proxy card (if you have requested and received printed proxy materials).  Also, you may vote during the meeting via the Internet, as described above. Persons who beneficially own stock can vote at the Annual Meeting, provided that they obtain a “legal proxy” from the person or entity holding the stock, typically a broker, bank or trustee. A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all its legal rights as a record holder (which have been passed on to it by the ultimate record holder) to grant proxies or to vote at the Annual Meeting.

Set forth below are the various means—Internet, telephone and mail—for voting your shares.

You may submit your proxy on the Internet or by phone. Stockholders of record and most beneficial owners of Common Stock may vote via the Internet at www.proxyvote.com or by phone (as per instructions on the proxy card), 24 hours per day and seven days per week. You will need the 16-digit control number included on the Internet Notice or your proxy card (if you requested printed proxy materials). Votes submitted via the Internet or phone must be received by 11:59 p.m., Eastern Daylight Time, on Tuesday, June 1, 2021. Subject to rules relating to broker non-votes, your Internet or telephonic vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card.

You may submit your proxy by mail. If you requested and received printed proxy materials, then you may vote by any means indicated in the proxy card, including Internet, or by signing and dating the proxy card or voting instruction form received with this proxy statement and mailing it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

You may vote during the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting via live webcast are posted at www.virtualshareholdermeeting.com/AVD2021.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received an Internet Notice or voting instructions from the broker or other nominee holding your shares. Please follow those instructions. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may not be voted during the Annual Meeting.

All proxy voting procedures, including those by the Internet and by telephone, will include instructions on how to vote either “FOR” or “AGAINST” any or all director nominees.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote, irrespective of the method (i.e., Internet, telephone or mail) in which you originally voted, by:

•

Submitting a proxy by Internet not later than 11:59 p.m., Eastern Daylight Time, on Tuesday, June 1, 2021 (which may not be available to some beneficial holders); your latest Internet proxy will be counted;

•	Signing and delivering a proxy card with a later date; or
•	Participating in the Annual Meeting live via the Internet and casting a different vote.

If you are a beneficial owner of your shares, then you must contact the broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

How many shares must be present to hold the meeting?

A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Shares representing a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the Record Date, present in person or by proxy, will be necessary to establish a quorum. Shares of Common Stock will be counted as present at the Annual Meeting, if the stockholder casts a vote electronically during the Annual Meeting or has properly submitted and not revoked a proxy prior to such meeting. As noted above, treasury shares and unvested restricted shares are not entitled to vote and, therefore, are not counted in determining a quorum. Broker non-votes with respect to ratification of BDO as independent registered public accounting firm and abstentions, however, shall count toward establishing a quorum for the Annual Meeting.

How many votes must the director nominees receive to be elected?

Directors shall be elected by a majority of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting.  In other words, those nominees for whom the number of shares voted “FOR” exceeds the number of shares voted “AGAINST” will be elected. There is no cumulative voting for the Company’s directors. Further, broker non-votes will not be taken into account in determining the outcome of the election of directors.

How many votes must be received in order for the other proposals to be ratified?

Approval for the other two proposals (the appointment of BDO as independent registered public accounting firm and the advisory vote on executive compensation) will require the affirmative vote of a majority of the votes cast at the meeting.

How will my shares be voted, and what are broker non-votes?

All proxies received and not revoked will be voted as directed. If you are a stockholder of record who submits a proxy but does not indicate how the proxies should vote on one or more matters, the named proxies will vote as recommended by the Company. However, if you are not a stockholder of record (in other words, your shares are held by a broker) and you do not provide instructions to the broker on how to vote, then your proxy will be counted (i) as a vote “FOR” the ratification of BDO as independent registered public accounting firm, and (ii) as a “broker non-vote” toward all other measures. A broker non-vote does not count as a vote either for or against a measure; however, because two of the three proposals require a majority vote for passage, it is possible that one or both of those measures could fail to pass, if there are a large number of broker non-votes. Accordingly, if you want to ensure the passage of a matter, then it is important that you provide voting instructions on that matter.

Who pays the costs of proxy solicitation?

The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic communications with, stockholders or their personal representatives by either officers or employees. In addition, a proxy solicitation agent, namely Advantage Proxy, has been retained by the Company for this purpose. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy to stockholders whose Common Stock is held of record by such entities.

What business may be properly brought before the meeting and what discretionary authority is granted?

Nominations for Directors and Other Stockholder Proposals for the Annual Meeting. As per the Company’s Bylaws (amended as of December 6, 2019) nominations of persons for election to the Board and the proposal of business to be transacted at an annual meeting may be made by any stockholder of record of the Company, provided that proper notice is received by the Secretary at the principal executive offices of the Company not less than 45 or more than 75 days prior to the one‑year anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders. In the case of nomination of persons for election to the Board, such notice shall include: (a) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; (b) such person’s consent to serve as a director if elected; and (c) a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board, in accordance with the procedures established by the Nominating and Corporate Governance Committee. In the case of business other than director nominations, such notice must include a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such record stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

In order to have been timely, stockholder notices for director nominations or other business before the Annual Meeting must have been delivered by April 18, 2021. To the Company’s knowledge, no such notices were received as of that date. Thus, the Company has no knowledge or notice that any business, other than as set forth in the Notice of Annual Meeting, will be brought before the 2021 Annual Meeting. With respect to the 2022 Annual Meeting, the provisions outlined above and set forth in the Company’s Bylaws shall also govern nominations for directors and proposals for other business by stockholders.

Is a list of stockholders entitled to vote at the meeting available?

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting. The list will also be available Monday through Friday from about April 12, 2021 through June 1, 2021, between the hours of 9 a.m. and 4 p.m., Pacific Daylight time, at the offices of the Corporate Secretary, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660. In light of COVID protocols, these materials can be hand-carried to the building lobby. A stockholder of record may examine the list for any legally valid purpose related to the Annual Meeting.

Where can I find the voting results of the meeting?

We will publish the final results in a Form 8-K within four business days after the Annual Meeting. You can read or print a copy of that report by going to the Company’s website, www.american-vanguard.com, Investor Relations, Securities Exchange Commission (“SEC”) Filings, and then click on, “View American Vanguard SEC Filings.” References to our website in this Proxy are not intended to function as hyperlinks, and the information contained on our website is not intended to be incorporated by reference into this Proxy. You can find the same Form 8-K by going directly to the SEC EDGAR files at www.sec.gov. You can also get a copy by calling the Company at (949) 260-1200, or by calling the SEC at (800) SEC-0330 for the location of a public reference room.

NOMINEES FOR ELECTION AS DIRECTORS—QUALIFICATIONS AND EXPERIENCE

The following sets forth the names and certain information with respect to the persons nominated for election as directors. All such nominees have consented to serve and are currently directors. All nominees were elected by the stockholders at the 2020 Annual Meeting of Stockholders.

Scott D. Baskin, age 67, was elected as a director with the Company in January 2014. Mr. Baskin has extensive experience as a litigator arising from his 35-year career with the law firm of Irell & Manella, from which he retired at the end of 2013. During his tenure at Irell & Manella, Mr. Baskin concentrated his practice on intellectual property, technology, real estate, business torts and securities actions for a multitude of corporate clients. A frequent lecturer and writer, he has published many articles on intellectual property rights, patent infringement, trial preparation and discovery. He was an assistant instructor at Yale Law School and clerked for Hon. Y. C. Choy, United States Court of Appeals for the Ninth Circuit. Mr. Baskin holds a B.A. in Political Science and History from Stanford University and a J.D. from Yale Law School. Mr. Baskin brings legal acumen and extensive experience in intellectual property matters, which complement the Company’s commitment to technology innovation.

Lawrence S. Clark, age 62, was elected as a director with the Company in 2006. Mr. Clark served from 2004 to 2012 as the Chief Financial Officer (“CFO”) for Legendary Pictures, a motion picture production company that, during Mr. Clark’s tenure, developed, co-produced and co-financed major motion pictures in partnership with Warner Bros. From 2003 to 2004 he provided financial and corporate development consulting services to media and entertainment companies. From 2000 to 2003, Mr. Clark was the CFO of Creative Artists Agency, a leading entertainment talent, literary and marketing agency. From 1997 to 2000, he served as Senior Vice President, Corporate Development for Sony Pictures Entertainment. Mr. Clark was Director-International, for The Carlyle Group, a private equity firm, from 1995 to 1997. In 1992, he co-founded Global Film Equity Corp., which provided strategic, business advisory and capital raising services to media companies. From 1989 to 1992, Mr. Clark was Vice President, Corporate Finance at Salomon Brothers, Inc. Prior to that, he was a Corporate

Finance Associate at Goldman Sachs & Co. from 1987 to 1989. With over 30 years of financial, investing and operating experience, Mr. Clark brings a financial discipline and analytical approach that make him a valuable asset to the Board.

Debra F. Edwards, age 67, was elected as a director with the Company in 2011. Dr. Edwards has over 35 years of experience specializing in pesticide residue chemistry, human health risk assessment, human health and ecological risk management, registration, re-registration and regulatory policy development. The majority of her career has been spent in leading large scientific and regulatory organizations within the United States Environmental Protection Agency (“USEPA”), culminating in her serving as Director of the Office of Pesticide Programs. Except for a two-year stint in Guatemala as an agricultural extension volunteer in the United States Peace Corp. (1997-1999), Dr. Edwards worked for the USEPA from 1985 until 2010. For the past 11 years, following her retirement from the USEPA, Dr. Edwards worked as an independent consultant specializing in global regulatory strategy for pesticides and biocides. Her clients included the USA’s Foreign Agricultural Service, the FDA’s Center for Food Safety and Applied Nutrition, pesticide industry task forces and trade associations, food crop trade associations, and individual pesticide and biocide companies. Dr. Edwards holds a Ph.D. and a Master’s Degree in Plant Pathology, has been the recipient of numerous academic and professional honors, including the Presidential Rank Award for Meritorious Service as a Senior Executive of the USEPA, and has published and made presentations in national and international fora on pesticide regulation, food safety and integrated pest management. Given the large number of active ingredients that the Company has registered for use across the globe and the rapidly changing and increasingly challenging regulatory climate, Dr. Edwards assists the board in mapping out strategy for product defense, regulatory compliance both domestically and internationally, and in the evaluation of acquisitions.

Morton D. Erlich, age 76, was elected as a director with the Company in October 2013. Mr. Erlich has extensive experience in accounting and auditing, arising from his 34 year career with KPMG LLP and being licensed as a CPA (currently inactive) since 1974. During his tenure at KPMG, Mr. Erlich served as Audit Engagement Partner for numerous public and private companies in a wide range of industries and also served as Managing Partner of the firm’s Woodland Hills office. In addition to his audit and accounting work he also developed expertise in merger, acquisition and due diligence projects, as well as SEC compliance and employee benefit plan audits. Since 2004, Mr. Erlich has provided financial and managerial consulting services to a number of middle-market companies and professional service firms. Since 2006, he has been a member of the board of directors of Skechers USA, Inc. a prominent global footwear company, where he has served as lead independent director and chairman of both the audit committee and the nominating and governance committee, and as a member of the compensation committee. Mr. Erlich brings the experience and expertise of a seasoned auditor and provides counsel in connection with oversight of independent registered public accounting firms, guidance on compiling financial statements, and management of internal controls.

Emer Gunter, age 60, was appointed as a director with the Company in 2019 after a 34 year career at Monsanto, during which she served as Director of Manufacturing for Latin America (overseeing 20 plants), Asia Pacific (overseeing 15 plants) and, ultimately, as Vice President of Environmental, Safety and Health. During that time, she led multiple initiatives in various countries relating to process optimization, de-bottlenecking, quality, cost reliability, ESH (environmental, safety and health), six sigma, factory automation, succession planning and new facility construction. She also served as a member of the Manufacturing Leadership Team and Monsanto Advisory Council, where she operationalized human rights initiatives, influenced ESH throughout the culture and led a step-change in contractor and employee safety performance, reducing the number of recordables by half, while the company doubled in size. Ms. Gunter’s extensive expertise in manufacturing, international business operations and ESH make her a valuable resource to the Company, which has a long history in manufacturing, and is committed to the principles of sustainability.

Alfred F. Ingulli, age 79, was elected as a director with the Company in 2010. Mr. Ingulli served as Executive Vice President of Crompton Corporation (later Chemtura Corporation), a $3 billion specialty chemical company from 1989 through 2004, in which capacity he was responsible for the company’s global agricultural chemical business. In addition, from 2002 to 2004 he also served as a member of Crompton Corporation’s executive committee. From 2005 to 2014, Mr. Ingulli served on the board of directors of PBI/Gordon, Inc., a marketer of specialty chemicals in turf and ornamental, lawn and garden and animal health markets, and served as a member of the compensation and audit committees of that board. Further, from 1996 to 2004, he served on the board of directors of Gustafson LLC, a manufacturer of seed treatment products and application equipment, and was chairman of that board from 2002 to 2004. From 1990 to 2004, Mr. Ingulli also served as a board member and, from 1998 to 2000, as Chairman, of CropLife America, a nationwide not-for-profit trade organization representing member companies that produce, sell, and distribute most of the active compounds used in crop protection products registered for use in the United States. Mr. Ingulli brings to the AVD board in-depth knowledge of our industry and an acumen for business finance and operational management.

John L. Killmer, age 71, was elected as a director with the Company in 2008. In June 2011 Dr. Killmer was elected as the Company’s lead independent director and continues to serve in that capacity. During his career, Dr. Killmer was responsible for Global Marketing, Product and Supply Chain Management for Arysta LifeSciences Corporation (“Arysta”), a large privately held crop protection and life science company, from November 2004 through June 2008. At Arysta, Dr. Killmer had global responsibility for marketing and product management and, in addition, was responsible for global supply chain management. From 1980 to 2004 he served in various capacities with Monsanto Company (“Monsanto”) including three years as President of Monsanto, Greater China from 2001 to 2003. Since December 2014, Dr. Killmer has served as a member of the board of directors of RNAgri, Inc., a privately-held corporation involved in the development of RNAi technology. Dr. Killmer possesses a combination of considerable technical expertise and business acumen. A trained scientist, he began his professional career focusing on technology and ascended the corporate ladder with increasing profit responsibility. He served as pro-tem Director of Technology for the Company from March 2009 through December 2010, during which time he evaluated the Company’s technology infrastructure and added multiple resources (both people and equipment) to help enhance the Company’s domestic manufacturing and process and formulation technology.

Eric G. Wintemute, age 65, was elected as a director with the Company in June 1994. Mr. Wintemute served as President and Chief Executive Officer (“CEO”) from July 1994 until June 2011, and Chairman and CEO since June 2011. With 27 years’ experience on this Board, 42 years’ experience at the Company (27 years as CEO) and membership in leading crop protection trade groups (current member of the board of directors and past chairman of CropLife America), Mr. Wintemute brings a broad industry perspective to the Board. From 2013 until 2018, Mr. Wintemute served as a member of the board of directors of TyraTech, Inc., during which time it was a publicly traded company on the London Stock Exchange. TyraTech, Inc. was acquired by the Company in November 2018 and delisted at that time. His interaction with the heads of the Company’s peers, suppliers and customers; legislators; and enforcement authorities has enabled him to identify economic, technological and political trends affecting the Company. He is an invaluable resource to the Board, particularly when evaluating future business plans, including acquisitions, and providing strategic direction to the Company.

M. Esmail Zirakparvar, age 71, was elected as a director with the Company in June 2010. Mr. Zirakparvar served in executive positions at Bayer CropScience AG. From 2002 to 2004 he served as Chief Operating Officer and member of the Bayer CropScience AG’s Board of Management in Germany and from 2004 to 2006 as Head of Region of Americas, President and CEO of Bayer CropScience LP USA and Member of the Bayer CropScience AG Executive Committee. Prior to that, he served in various executive positions at Rhone-Poulenc Agrochemie and Aventis CropScience from 1986 to 2001, ultimately as Head of Portfolio Management and member of the Global Executive Committee in Lyon, France for these companies. In addition to his hands-on experience in product development, regulatory matters, project management, and management of agricultural chemical businesses, Mr. Zirakparvar helped to oversee the integration, management and direction of one of the largest global agricultural chemical companies. With his background, he gives the board a global sense of perspective and strategic direction.

BOARD DIVERSITY AND LEADERSHIP

General Qualifications. In evaluating persons for potential service on the Board, we seek, above all, the most qualified candidates. At a minimum, viable candidates must have ample professional experience and business acumen befitting a director of a public Company. In addition, we believe that a fully functioning board should include members having functionally diverse backgrounds, including, for example, industry-specific experience, international experience, profit responsibility in a public Company, accounting and audit expertise, corporate governance expertise, scientific and technological credentials, regulatory expertise, manufacturing experience and mergers and acquisitions experience.

Diversity. The Company and the Board believe that persons having diverse attributes (including with respect to gender, race, age, religious beliefs and the like) can and do bring an important perspective to board matters. Further, as evidenced by the addition of a second female director to our Board in 2020, we are committed to diversity among its directors. Going forward, the commitment continues, as we are including both incumbent female directors among the nominees in this proxy. The Company considers gender, minority and underrepresented status when evaluating director nominees and has committed to including candidates having such status in the pool from which future board members are selected.

Other Considerations. In the interest of ensuring that the Board continues to function at a high level, the Board conducts regular self-evaluations. These evaluations serve to ensure not only that communications, processes and interpersonal dynamics are in alignment, but also that individual members continue to contribute toward the business of the Board. The Board had adopted a policy under which, once he or she reaches the age of 75, a director must tender a resignation, subject to acceptance by a majority of the other directors. During 2021, Messrs. Erlich and Ingulli submitted such resignations, which were subsequently rejected by the Board. The Board has since amended that policy to provide that, as of each regular meeting of the Board in March, directors who are 75 years of age or older will be deemed to have resigned from the Board, pending a rescission of that resignation by a majority of the other directors. In addition, at time of re-election to the Board, members review the performance of all individuals in light of the Company’s needs over the next year.

Lead Director v. CEO. At present, Mr. Wintemute serves as both Chairman and CEO, while Mr. Killmer, a non-management, independent director, serves in the role of lead director. We continue to maintain that Board leadership should be defined according to the stockholders’ best interests, as measured against current circumstances. Further, we believe that the factor of paramount importance is not whether the roles of Chairman and CEO need to be held by two people; rather, it is most important to ensure that non-management directors maintain a sufficient level of leadership and objectivity. We believe that we have accomplished this through the appointment of a lead director to the Board.

RISK OVERSIGHT

The Company’s Board of Directors has formal responsibility for risk oversight. In 2011 the Board formed a Risk Committee, which now consists of Scott D. Baskin (as chairman), Debra F. Edwards, Emer Gunter (as Environmental, Social Responsibility & Governance “ESG” Liaison) and M. Esmail Zirakparvar. The Risk Committee meets regularly (at least four times per year) and coordinates primarily with the Risk Manager (Timothy J. Donnelly) of the Company. All members of the Board are invited to, and typically attend, Risk Committee meetings.

Senior management has also appointed a team of managers to serve as an executive risk committee, with responsibility to identify and assess areas of risks, to identify mitigation measures and to implement those measures. The Company has identified several material risks facing the Company and has identified risk owners responsible for marshalling the resources and leading a team to address those risks. These identified risks are updated from time to time and presently include:  i) adverse regulatory climate; ii) optimizing inventory levels while minimizing under absorption costs of our manufacturing facilities; iii) succession planning/bench strength; iv) maintaining competitiveness of product offerings; v) vulnerability to environmental event; vi) undervaluation by the market; vii) sustainable growth through licensing, acquisitions and current product lines; and viii) cyber-security. These risks are incorporated into the risk-owners’ annual performance goals and are important factors in determining both job performance and incentive compensation. Executives serving as risk-owners periodically report their progress through the Risk Manager to the Risk Committee.

With respect to cyber-security, the Company has taken measures to ensure that our information systems are both secure and reliable. Our network consists of multiple locations linked through an internal network and, in some cases, through a multiprotocol label switching network. We have installed a firewall system through which all external traffic must proceed before reaching the internal network. These firewall systems monitor and track all activities on a continuous basis for diagnostics, testing and, where appropriate, remediation. Further, remote access is protected and authenticated through encrypted VPN connections. During 2020 the Company commenced with the installation of mobile device management tools to ensure the security of company information on cell phones, iPads and the like. To the extent that the Company relies on third parties for data center hosting services, we require both physical and logical security access controls, environmental safeguards and periodic audits. Further, we perform vulnerability assessments and penetration testing through third party specialists on a regular basis. Finally, management communicates security policies to the workforce through orientation, employee handbooks, web-based tutorials and on-the-job training to ensure that all employees understand our security policies and procedures.

ENVIRONMENTAL, SOCIAL RESPONSIBILITY AND GOVERNANCE

At the center of our ESG commitment is the principle of Sustainable Agriculture. While this concept has been used by many to mean many different things, we have given it a very clear meaning. In our parlance, Sustainable Agriculture is broad enough to encompass a comprehensive ESG program, but clear enough to give us direction in our outlook and purpose in our activities. Please click on the “ESG” tab at www.american-vanguard.com to access the documents mentioned below.

At the core of our commitment to sustainable agriculture is the belief that all people should be able to rely on a stable, affordable food supply both now and into the future. We are committed to meeting that need upon a foundation of social responsibility and equity. In that vein, we believe that sustainable agriculture must include these three principles:

Climate Equity – as outlined in our Climate Change Commitment, we are committed to making enterprise-wide, progressive and measurable efforts to do our part to arrest the trend of global warming. In making decisions, taking actions and conducting our operations we are mindful of climate equity, which holds that climate change has three primary effects – generational, regional and individual. To that end, we believe that reducing our carbon footprint and, through our products and services, enabling others to do so will advance climate equity consistent with the 2-degree warmer world as outlined in the Paris Agreement. Whether in terms of eco-friendly products – such as natural oils from Envance (used in Proctor &

Gamble’s Zevo™ product line), microbial High Yield solutions from Agrinos (that enhance soil health and promote carbon sequestration) or tailored bionutritional products from Greenplants – or delivery systems, such as our SIMPAS precision application system that maximizes yield while minimizing the environmental footprint – we are endeavoring to making the planet a better place than we found it.

Environmental Equity – we recognize that our planet has limited resources and that what we do with them has an effect on the habitat for both humans and other species, both for today and tomorrow. We also recognize that our activities can affect the environment generationally, regionally and individually. We are, therefore, committed to environmental equity in our operations. Specifically, and as more fully outlined in our sustainability reports, we seek to conserve finite resources such as water, land and energy while protecting the environment and enhancing biodiversity, so that these resources are available in amounts and quality to support our neighbors and future generations. In addition, we have committed significant resources toward supporting growers with precision application technology – like SIMPAS and Ultimus – that enable growers to manage, optimize and trace the use of crop and soil inputs, and to use only what is needed, precisely where it is needed. Furthermore, we are mindful of those who might be disproportionately affected by what we do, such as loaders and applicators of our products. To that end, we have been at the forefront of user-friendly, closed delivery systems (from Lock ‘n Load to SMARTBox to SIMPAS/SmartCartridges) to minimize exposure and maximize safety for those on-the-ground.

Food Equity – we are committed to the proposition that access to food is a basic human right. Implicit in that commitment is the principle of food equity, which has three aspects, once again, generational, regional and individual. First, food security – we believe it is essential to ensure the long-term sustainability and competitiveness of the global agricultural industry. We contribute toward food security by investing in eco-friendly solutions and in new technology, like SIMPAS, that give growers the best tools possible to ensure that their operations are viable, both today and tomorrow. Second, food availability – ensuring that food gets from field to table. As we saw in the pandemic, the supply chain for food can be broken, and those who suffer most are often those farthest from the fields. To that end, we support farm-to-field efforts and programs to reduce food waste. Third, food affordability – ensuring that food prices can be maintained at reasonable levels for all, including the impoverished. We do this by giving farmers effective tools, including precision application equipment, that optimize their costs, boost their yield, and enable them to produce and market food at reasonable prices.

Social Responsibility – our discussion of Sustainable Agriculture would not be complete without specific mention of our commitment to social responsibility. This concept is inherent in all forms of equity, be they climate-, environment- or food-related. However, social responsibility gives us pause to consider factors of a more fundamental nature, such as human rights. Our Human Rights Policy details our essential belief that we respect and support human rights, both within and without our operations. We believe that it is fundamental to our corporate responsibility and, indeed, to our humanity, that we recognize, respect and nurture the freedom and dignity of all persons. To that end, we support the tenets of the International Bill of Human Rights, including the United Nations Universal Declaration of Human Rights, the UN framework on Corporate Responsibility to Respect Human Rights (which is one section of the UN Guiding Principles on Business and Human Rights) and the UN International Labor Organization on Fundamental Principles and Rights at Work.

Under the umbrella of Sustainable Agriculture, we are committed to operating our business with a sense of mindfulness – toward the climate, toward the environment and toward the good of humans and other species. We consider ourselves to be part of a broader mission – one of ensuring that people can rely upon a stable, affordable food supply both now and in the future. It is a privilege to be part of that mission. With that privilege comes responsibility, and we take that responsibility seriously.

COVID-19 PREPAREDNESS

Having been categorized as a pandemic in March 2020 by the World Health Organization, the novel coronavirus (COVID-19) has since spread, at the time of this document, to infect over 120 million people and caused over 2.7 million fatalities worldwide. Like many other companies, we have had to adapt quickly and frequently to ensure the health and safety of the workplace while maintaining operations without disruption. Our mission was driven in part by our legal status. Under applicable federal guidelines (at https://www.cisa.gov), the Company is part of the nation’s “critical infrastructure” and falls within three of the 16 sectors that are specially permitted to operate:  “Food and Agriculture” sector (engaged in “the production of chemicals and other substances used by the food and agriculture industry, including pesticides, herbicides etc.”), the “Chemical” sector (supporting the operation . . . of facilities (particularly those with high risk chemicals) . . . whose work cannot be done remotely and requires the presence of highly trained personnel to ensure safe operations”) and the “Public Works and Infrastructure Support Services” sector (in support of public health including pest control and exterminators, landscapers and others who provide services to residences and businesses). In issuing guidance on Coronavirus, then President Donald J. Trump said, “If you work in a critical infrastructure industry, as defined by the Department of Homeland Security, such as healthcare services and pharmaceutical and food supply, you have a special responsibility to maintain your normal work schedule [emphasis added].” We have found that state COVID-19 orders and, indeed, even those of countries in which the outbreak has been most pronounced have consistently excepted food supply as an area essential to the survival of its populations and, as such, had given special permission to companies, such as ours, to continue to operate during the pandemic.

In light of our status within the critical infrastructure, at the outset of the pandemic, the Company took swift action to understand, contain and mitigate the risks posed by this pandemic. Specifically, we formed a Pandemic Work Group to design and implement protocols for social distancing, limit travel, make provisions for the workforce to work remotely where possible, establish quarantine, tracing and leave-of-absence policies for those who present COVID-like symptom or may have been in contact with those who have. Further, the group has kept current with local, state, federal and international laws and restrictions that could affect the business; provided real-time information to the workforce including with respect to testing and vaccinations; and drawn from political commentary and news statements concrete directions on how best to continue operations. We have also prepared contingency plans to permit the continued operation of our factories, in the event that there are critical staffing issues due to attrition. Further, we have continuously monitored supply chain, transport, logistics and border closures and have reached out to third parties to make clear that we are continuing to operate, that we have our own policies relating to health and safety (e.g., all staff who can work remotely were instructed so to do and were provided with the necessary IT equipment, no third-party visitors, no face-to-face meetings) and are committed to compliance with COVID-19 policies of our business partners. Our CEO and the Pandemic Work Group have held regular “state of the company” calls with the functional heads of our businesses across the globe to ensure that our information is shared in a timely manner and that our direction is clear.

CORPORATE GOVERNANCE OF THE COMPANY

The Company is committed to sound corporate governance principles and practices. Please visit the Company’s website at www.american-vanguard.com for the Company’s current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Finance Committee Charter, the Code of Ethics and Conduct, the Employee Complaint Procedures for Accounting and Auditing Matters, and Corporate Governance Guidelines, all of which are available to any stockholder upon request.

THE INDEPENDENCE OF DIRECTORS

It is the expectation and practice of the Board that, in their roles as members of the Board, all members will exercise their independent judgment diligently, in good faith and in the best interests of the Company and its stockholders as a whole, notwithstanding any member’s other activities or affiliations.

The Board currently consists of nine members. The Board has determined that eight of the nine members, that is, all except Eric G. Wintemute, are “independent” in accordance with the applicable rules and listing standards currently prescribed by the New York Stock Exchange for general service on the Board. The Board’s determination concerning independence was based on information provided by the Company’s directors and discussions among the Company’s directors. The Board examines the independence of each of its members at least once per year and more frequently, if there is any change in a member’s material relationship with the Company that could potentially interfere with the member’s exercise of independent judgment.

MEETINGS OF THE BOARD

The Board met four times during the year ended December 31, 2020. All directors attended 100% of the aggregate of the number of meetings of the Board and at least 75% of the total number of meetings held by all committees of the Board for which they served. The non-management directors of the Company meet at regularly scheduled executive sessions without any member of the Company’s management present. The individual who presides at these executive sessions is the lead director, John L. Killmer. Interested parties who wish to communicate with the lead director or with non-management directors may do so by email to directors@amvac.com.

The Board does not mandate that its members attend the Annual Meeting of Stockholders. All directors attended the 2020 Annual Meeting of Stockholders, which was held virtually.

COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee is currently composed of Morton D. Erlich (Chairperson), Scott D. Baskin, Lawrence S. Clark and Alfred F. Ingulli, all of whom are non-employee directors and financially literate. The Board has determined that all members of the Audit Committee are independent directors under the applicable rules and regulations currently prescribed by the SEC and the applicable rules and listing standards currently prescribed by the New York Stock Exchange. In addition, the board has found that both Mr. Erlich and Mr. Clark are “audit committee financial experts” within the meaning of applicable SEC rules and regulations. The Audit Committee held six meetings during the year ended December 31, 2020.

The responsibilities of the Audit Committee are set forth in the current Audit Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Providing oversight on the financial reporting process and the adequacy of the Company’s internal controls.
•	Engaging the services of an independent registered public accounting firm to audit the Company’s consolidated financial statements and internal controls for financial reporting.
•	Pre-approving all services performed by the independent registered public accounting firm.
•	Reviewing the scope of the audit activities of the independent registered public accounting firm and appraising audit efforts.
•	Reviewing services provided by the independent registered public accounting firm and other disclosed relationships, as they bear on the independence of that firm.
•	Overseeing the performance of the Company’s internal audit function.
•	Establishing procedures for the receipt, consideration, investigation and resolution of complaints, if any, regarding accounting, internal controls or auditing matters.

Please also see the Audit Committee Report on page 12 of this Proxy.

Compensation Committee

The Compensation Committee is currently composed of Lawrence S. Clark (Chairperson), Morton D. Erlich, Debra F. Edwards and Alfred F. Ingulli, all of whom are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. Further, the Board has found that each of the members of the Compensation Committee, who administers the Company’s compensation plans, is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is an “outside director” under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held five meetings during the year ended December 31, 2020.

The responsibilities of the Compensation Committee are set forth in the current Compensation Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Establishing executive compensation policy consistent with corporate objectives and stockholders’ interests.
•	Overseeing the process for evaluating CEO performance in comparison with Board-approved goals and objectives.
•	Recommending CEO compensation to the Board.
•	Administering grants and options in Company stock under the Company’s compensation plans.
•	Evaluating the independence of compensation professionals.

Please also see the Compensation Committee Report on page 24 of this Proxy.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of M. Esmail Zirakparvar (Chairperson), Scott D. Baskin, Morton D. Erlich and Emer Gunter. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2020.

The responsibilities of the Nominating and Corporate Governance Committee are set forth in the current Nominating and Corporate Governance Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Recommending nominees for election and re-election to the Board of Directors.
•	Reviewing principles, policies and procedures affecting directors.

•	Overseeing evaluation of the Board and its effectiveness.
•	Recommending committee assignments and lead director nominees to the Board.

Finance Committee

The Finance Committee is currently composed of Alfred F. Ingulli (Chairperson), Lawrence S. Clark, Debra F. Edwards, John L. Killmer, and M. Esmail Zirakparvar. The Finance Committee held nine meetings during the year ended December 31, 2020.

The responsibilities of the Finance Committee are set forth in the current Finance Committee Charter, which is available on the Company’s website (www.american-vanguard.com) and involves, among other things:

•	Working with senior management to evaluate, investigate and recommend changes in the area of corporate finance.
•	Reviewing and approving acquisitions, divestitures and restructuring activity.
•	Reviewing and approving short-term and long-term financing plans.

Risk Committee

The Risk Committee is currently composed of Scott D. Baskin (Chairperson), Debra F. Edwards, Emer Gunter and M. Esmail Zirakparvar. The Risk Committee held four meetings during the year ended December 31, 2020. All members of the Board are invited to, and typically attend, Risk Committee meetings. The primary responsibility of the Risk Committee is to oversee risk management at the Company and to ensure that the Company continuously monitors material risks, identifies mitigation measures for those risks, and takes commercially practicable measures to minimize those risks to the fullest extent possible. The committee works with the Company’s Risk Manager and senior management to conduct (or cause to be conducted) periodic assessments of the Company’s risk profile and to ensure the following:

•	That adequate resources are made available to address and mitigate risks, where possible,
•	That risk owners are identified and made accountable for addressing these risks, and
•	That the practice of monitoring and addressing these risks remains a part of the Company’s culture.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm and, with management, to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out this role, relies on the Company’s senior management, including senior financial management, and its independent registered public accounting firm. BDO has served as the Company’s independent registered public accounting firm since 1991 and has a policy of rotating the lead engagement partner at least every five years. As of January 1, 2020, BDO rotated the lead engagement partner. At the instruction of the Audit Committee, BDO selected four candidates to be considered for the lead engagement partner role. After both senior management and the Chair of the Audit Committee interviewed the candidates, a recommendation was made to the Audit Committee regarding the selection of the new lead engagement partner, and that selection was approved.

We have reviewed and discussed, with senior management, the Company’s audited consolidated financial statements included in the Company’s 2020 Annual Report on Form 10-K for filing with the Securities and Exchange Commission. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management, and (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

We have discussed with BDO, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees (“AS 1301”), issued by the Public Company Accounting Oversight Board (“PCAOB”). AS 1301 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s consolidated financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant misstatements, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from BDO, a letter of independence providing the disclosures required by Rule 3526, “Communication with Audit Committee Concerning Independence” with respect to any relationships between BDO and the Company that, in its professional judgment, may reasonably be thought to bear on independence. BDO has discussed its independence with us, and has provided written confirmation that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2020, we recommended to the Board of Directors, and the Board of Directors agreed, that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. That is the responsibility of management and the Company’s independent registered public accounting firm. Nor is it the responsibility of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent registered public accounting firm, or to assure compliance with laws and regulations and the Company’s Code of Conduct and Ethics. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

AUDIT COMMITTEE

Morton D. Erlich, Chair

Scott D. Baskin

Lawrence S. Clark

Alfred F. Ingulli

April 21, 2021

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of December 31, 2020, by persons who are beneficial owners of 5% or more of the outstanding Common Stock is set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (*)	Percent of Class
Blackrock, Inc.	4,258,512	14.1%
55 East 52nd Street New York, NY 10055

The Vanguard Group	2,787,132	9.2%
100 Vanguard Blvd. Malvern, PA 19355

Dimensional Fund Advisors LP	2,476,321	8.2%
6300 Bee Cave Road, Building One Austin, TX 78746

T. Rowe Price Associates, Inc.	2,058,632	6.7%
100 E. Pratt Street Baltimore, MD 21202

Herbert A. Kraft	2,057,543	6.7%
4695 MacArthur Court Newport Beach, CA 92660

(*)	Based on information reported to the SEC by, or on behalf of, such beneficial owner.

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock, as of March 19, 2021, by persons who are directors and nominees for directors, the executive officers of the Company named in the Summary Compensation Table, and by all directors and officers as a group is set forth below. Unless otherwise indicated the Company believes that each of the persons set forth below has the sole power to vote and to dispose of the shares listed opposite his name.

Office (if any)	Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Chairman & Chief Executive Officer	Eric G. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,099,749	(1)	3.6%
Director	Lawrence S. Clark 4695 MacArthur Court Newport Beach, CA 92660	39,078	(2)	(3)
Director	John L. Killmer 4695 MacArthur Court Newport Beach, CA 92660	51,054		(3)
Director	Alfred F. Ingulli 4695 MacArthur Court Newport Beach, CA 92660	21,662		(3)
Director	M. Esmail Zirakparvar 4695 MacArthur Court Newport Beach, CA 92660	41,939		(3)
Director	Debra F. Edwards 4695 MacArthur Court Newport Beach, CA 92660	22,479		(3)
Director	Morton D. Erlich 4695 MacArthur Court Newport Beach, CA 92660	24,926	(4)	(3)
Director	Scott D. Baskin 4695 MacArthur Court Newport Beach, CA 92660	22,499		(3)
Director	Émer Gunter 4695 MacArthur Court Newport Beach, CA 92660	8,176		(3)
Chief Operating Officer (AMVAC Chemical Corporation)	Ulrich G. Trogele 4695 MacArthur Court Newport Beach, CA 92660	155,917		(3)
Chief Financial Officer	David T. Johnson 4695 MacArthur Court Newport Beach, CA 92660	81,181	(5)	(3)
Chief Administrative Officer	Timothy J. Donnelly 4695 MacArthur Court Newport Beach, CA 92660	90,149	(6)	(3)
SR VP of US and Canada Sales	Anthony S. Hendrix 4695 MacArthur Court Newport Beach, CA 92660	52,512	(7)	(3)
Managing Director (AMVAC Netherlands BV)	Peter E Eilers 4695 MacArthur Court Newport Beach, CA 92660	54,667		(3)
Directors and Officers as a Group		1,765,988		5.7%

(1)	This figure includes 78,127 shares of Common Stock Mr. Eric Wintemute is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.
(2)	This figure includes 546 shares of Common Stock owned by Mr. Clark’s children, for whom Mr. Clark and his spouse are trustees or custodians and for which he disclaims beneficial ownership.
(3)	Under 1% of class.

(4)	Represents shares held by the Erlich Family Trust, in which Mr. Erlich is a trustee and beneficiary, and over which Mr. Erlich shares voting power with his spouse.
(5)	This figure includes 22,175 shares of Common Stock Mr. Johnson is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.
(6)	This figure includes 20,306 shares of Common Stock Mr. Donnelly is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.
(7)	This figure includes 5,611 shares of Common Stock Mr. Hendrix is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based solely on the Company’s review of the copies of such forms received by the Company, or representations obtained from certain reporting persons, except as described in the immediately following sentence, the Company believes that during the year ended December 31, 2020, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than ten percent beneficial stockholders were complied with.

EMPLOYEE COMPENSATION AND ENTERPRISE RISK

The Company has concluded that its compensation policies and practices do not give rise to any risk that is reasonably likely to have a material adverse effect upon it. In reaching its conclusion, the Company has found, among other things, that all business units have a similar compensation structure and that no business unit bears a disproportionate share of the overall risk profile, profits or revenues. Compensation for senior executives and, derivatively, the entire workforce is subject to achievement of Company-wide financial objectives within the SMARTgoals (as defined on page 16) established by the Board and management annually. These include metrics for net sales, net income, EBITDA and working capital management. Further, all functions forecast annual profit (where applicable) and expense targets, which are consolidated into an overall budget. While each profit-and-loss center is held accountable toward achieving its operating margins and expense forecasts, each such center is also held to company-wide performance which determines, among other things, the size of the overall incentive compensation pool and the availability of equity. Finally, senior management goes to great pains to allocate annual bonus and equity awards among individual employees and within the operating functions in an equitable manner.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Despite a prolonged pandemic which affected the general global business environment over most of the year, the Company’s performance in 2020 was steady, with a slight decline in net sales and an improvement in net income. While net sales were down 2%, as compared to 2019 ($458,704, as compared to $468,186), net income was up about 12% ($15,242, as compared to $13,601) due for the most part to the beneficial effect of both a business combination (specifically, a bargain purchase gain relating to the Agrinos acquisition) and the release of liabilities for uncertain tax positions (relating to acquisitions that were completed in 2017 and 2019). The Company was able to complete two acquisitions during the fourth quarter and to improve its balance sheet, including with respect to net cash from operations, reduced debt and greater borrowing capacity (as measured at year-end). Further, management continued to invest in, and advance the commercialization of, its precision application technology (SIMPAS), while defining an ESG platform that features not only SIMPAS and Ultimus, but also its Green Solutions Platform of biological products that improve soil health, carbon sequestration and nitrogen uptake. In summary, the Company’s financial performance was stable and included significant improvement to its balance sheet and technological profile. With flat pre-tax earnings, the incentive compensation pool was substantially the same as that of 2019; however, with an increase in headcount due to acquisitions, NEOs received lower cash bonuses. Further, the Company’s one-, three- and five-year total shareholder return (“TSR”) was at the lower end of the range when compared to both companies having the same GICS and the Russell 2000.  Total direct compensation for both the CEO and the other NEOs approximated the 25th percentile of Proxy Peers. In short, the Company believes that, overall, executive compensation for 2020 was consistent with the rubric of pay-for-performance, both with respect to Proxy Peers and, in the case of TSR, multiple comparator groups.

Compensation Objectives

Our executive compensation program has three primary objectives to:

•	Align management’s interests with the long-term interests of stockholders;

•	Provide compensation on the basis of performance that supports key financial and strategic business outcomes; and

•	Attract, motivate and retain top talent to lead our business.

Our first objective is accomplished by ensuring that our executives are stockholders. We do this through the regular award of equity, whether in the form of restricted stock, options or performance-based shares/options, and the adoption of executive stock ownership guidelines. We make these equity awards through our stock incentive plan, which was approved in its current form by our stockholders at the 2017 Annual Meeting. Our second objective means that we want our executives to seek optimal results in both the short and long term. One of the primary means of rewarding performance is through cash incentive compensation. Another means is through performance-based equity, which requires that the Company attain certain measures of financial success (i.e., earnings before interest and income taxes “EBIT”, net sales, and TSR), as compared to its industry peers and to broader industry in general. Our third objective is accomplished through ensuring that our compensation is competitive (as, for example, through benchmarking the compensation practices of similarly-situated companies) and to promote the retention of key talent through awards of stock (either restricted stock units or stock options) that cliff vest in three years.

What We Reward

We expect our executives to operate at a high level and to be involved in setting and executing our business plan. Accordingly, our executives are directly involved in defining the Company’s strategy (its roadmap to success), its budget (the short term business plan), and the associated short term objectives which are established as necessary to achieve the budget (our “SMART” goals, which are Specific, Measurable, Achievable, Realistic and Time-Based). SMARTgoals are the primary measure to which each executive is held accountable. They vary from position to position and include both company-wide goals (as, for example, net sales and net income for the CEO) and individual goals (for example, factory efficiency targets for the Vice President of Manufacturing). See “Elements of 2020 Compensation and Why We Pay Them” for a more detailed discussion on SMARTgoals and incentive compensation. In addition, we award performance shares that provide for a maximum award of twice the target number of shares in the event that management outperforms its peers with respect to earnings before interest and income taxes, net sales and TSR. Thus, in the interest of maximizing its equity holdings, management has an additional incentive to strive for improvement. Finally, in addition to these goals, which drive overall

Company performance, we also expect our executive team to respond to changing market conditions, to solve unforeseen problems and to show leadership and initiative.

Compensation Program Best Practices

The Compensation Committee continues to implement and maintain sound practices in our executive compensation program and related areas. Our current compensation program includes features that we believe drive performance and excludes features we do not believe serve our stockholders’ long-term interests. The table below highlights the “Sound Practices” features that our compensation program includes and “Poor Pay Practices,” which are excluded.  Certain of these features are described in greater detail after the table.

Included Features (“Sound Practices”)	Excluded Features (“Poor Practices”)

➣  Performance-based Equity – Half of the equity awards made to executives vest based upon metrics as compared to a peer group, specifically, net sales, EBIT and TSR which over a performance period, typically three years’ in length.

➣  Caps on Individual Bonuses – Our executives’ incentive compensation is capped at 1.6 times salary for the CEO and 1 times salary for other officers.

➣  Clawback Policy – Our executives are subject to having incentive compensation recouped by the Company in the event of material fraud or misconduct resulting in a restatement of financial statements.

➣  Stock Ownership Guidelines— We have adopted share ownership requirements for both our executive officers (4X base wage for CEO and 2X base wage for CEO reports) and our directors (four years’ worth of stock awards).

➣  No Hedging— Our executive officers and directors are prohibited from all hedging activities (as, for example, with zero-cost collars and forward sales contracts) and holding Company securities in margin accounts.

➣  Consultant Independence – The Committee retains an independent compensation consultant.  Our consultant is evaluated annually for independence to ensure objectivity.

➣  Market Benchmarking – Compensation decisions are made in the context of relevant market comparators.

➣  Risk Management – Our executive officers’ compensation program has been designed and is reviewed to ensure that it does not encourage inappropriate risk-taking. (Please see page 11 of this Proxy).

➣  “Double Trigger” severance – Our change in control agreements require both a change in control and termination during a two year period before equity is accelerated and monetary benefits become due. (Please see page 32 of this Proxy).

➣  No excise tax gross-ups.

➣  No “single trigger” severance payments.

➣  No guaranteed base salary increases, minimum bonuses or equity awards.

➣  No resetting of strike price on underwater options.

➣ No replacement or “make whole” awards of equity.

A.	High Percentage of Performance Shares

Since 2013, in making equity awards to executive officers, the Company has followed the practice of splitting those awards between time-based restricted stock (having a three-year, cliff-vesting period) and performance shares (which also have a three-year cliff-vesting period), the terms and conditions of which have not changed materially since 2013 and are set forth in the form Performance Share Agreement attached as Exhibit 10.14 to the Company’s Form 10-K for the year ended December 31, 2020 that was filed with the SEC on March 31, 2021. As per the standard agreement, performance shares vest upon the occurrence of two things: first, the recipient’s continuous employment with the Company through the third anniversary of the award date, and second, the achievement of certain financial metrics as follows. Over the course of a three year performance period, the Company measures the relative growth of EBIT (weighted at 50%) and net sales (weighted at 30%), as compared to the median growth of EBIT and net sales, respectively, of a peer group of companies, which, as of November 11, 2020, consisted of Bayer/Monsanto, BASF, Corteva, Syngenta/Adama, Nufarm, FMC, United Phosphorus and Isagro (the “Ag Peer Group”). Over the past four years, the AgChem Peer Group has changed with industry consolidation. Nevertheless, in the Company’s opinion, these companies represent the leading public companies in the AgChem sector; thus, we believe it is appropriate to use these companies as a benchmark against which to compare the Company’s financial performance.

In addition to the EBIT and net sales metrics, the Company also measures TSR, for the same performance period as compared to that of the Russell 2000 (weighted at 10%) and the Company’s Proxy Peers (as defined on Page 23) for the fiscal year immediately preceding the date of the award (weighted at 10%).  In order to calculate the number of performance shares earned, the Company takes the product of the (number of shares granted) x (weighting factor) x (the applicable performance factor). When applied, the performance factors, which are listed below for EBIT, net sales and TSR, can yield a result as low as zero shares (when the Company has underperformed) and as high as 200% of the target shares granted (when the Company has outperformed its comparator group).

Table 1 - PERFORMANCE FACTORS – EBIT & Net Sales
% Goal Achieved	% Target Payout[1]
≥125%	200%
117.5%-124.9%	150%
110%-117.4%	125%
100%	100%
80%	50%
<80%	0%

Table 2 - PERFORMANCE FACTORS – TSR Goal

% Goal Achieved	% Target Payout[2]
≥80thpercentile	200%
60th percentile	150%
50th percentile	100%
40th percentile	75%
30th percentile	50%
<30th percentile	0%

(1)	For performance between 80% and 109.9% of “% Goal Achieved”, the payout percentage is interpolated on a linear basis between points on the “% Target Payout” scale.

(2)	For performance between 30th percentile and 80th percentile of the “% Goal Achieved”, the payout percentage is interpolated on a linear basis between points on the “% Target Payout” scale.

Since the Company began the process of granting awards of performance shares, we have experienced forfeitures of shares awarded in 2013 (due to underperformance on EBIT, sales and TSR), earned at or above target amounts for awards made in 2014, 2015, 2016 and 2017 (due to performance in excess of these measures), and had mixed performance, as in respect of the 2017 awards. Based upon this limited data set, we can say that the performance metrics are neither too lax, nor overly restrictive. Further, because all financial metrics within these agreements are based upon external relative comparisons, it is not possible to “manage” any of those metrics (e.g., net sales) toward a preconceived outcome. In addition, with a three-year performance period, it is virtually impossible to predict how industry peers and stock comparators will actually perform.

B.	Caps on Individual Bonuses

The Company continues to follow a policy of placing individual limits on each executive’s annual incentive cash compensation. Specifically, the CEO is limited to 1.6 times his annual salary, while the other NEOs are limited to one times his or her annual salary. The Compensation Committee has put these caps in place both to eliminate the possibility that any one individual will receive an excessive share of the bonus pool and to prevent windfall payments in the event that unforeseen circumstances result in goals being drastically exceeded.

C.	Clawback Policy

The Company also continues to follow a clawback policy that provides:

“subject to the restrictions of applicable law, in the event of material fraud or misconduct leading to a restatement of the Company’s financial statements, the incentive compensation of executives found to be complicit in such material fraud or misconduct may be recouped in whole or in part by the Board of Directors after a hearing on the matter; provided, however, that if the subject executive does not agree with the outcome of such hearing, prior to instituting litigation, the parties shall promptly refer the matter to mediation.”

We believe that, this policy serves multiple purposes. First, it sends a strong message to senior management that the Company is committed to the highest standards of legal compliance and accounting discipline. Second, by placing paid compensation at risk, it serves as an additional incentive to senior management to live up to this commitment. And third, the policy should help contribute to stockholders’ peace of mind that the Company requires accuracy and completeness in its financial reporting.

D.	Stock Ownership Guidelines

Under the Company’s stock ownership and stock retention policy, the CEO is required to obtain and maintain four times his base wage in stock, and Section 16 officers other than the CEO are required to obtain and maintain two times their base wage in Company common stock. This is to be accomplished, in part, through periodic grants of equity by the Board. For purposes of calculating the value of shares under the policy, the Company includes shares purchased on the open market, shares acquired through option exercise, unvested restricted shares, shares owned outright and vested but unexercised options. Similarly, as more fully described in page 33 under “Director Compensation,” non-management directors are required to accumulate and maintain shares equal in amount to the number of shares granted to them during the first four full years of service on the Board. Through these policies, the interests of both executive officers and directors are better aligned with those of our stockholders.

E.	Anti-Hedging Policy

The Company’s Anti-Hedging Policy prohibits both directors and Section 16 officers from both hedging and other non-monetized transactions, such as zero-cost collars, forward sales contracts or other similar instruments, which allow a person to lock in much of the value of his or her stock holdings, generally in exchange for all or part of the potential for upside appreciation in the stock. The Company believes that such instruments place the subject shares at risk of unexpected disposition (as, in the case of a call or foreclosure) and change the essential nature of the investment in common stock, thus serving to misalign the holder’s interests from those of the Company’s stockholders.

Compensation Consultant Independence

As per NYSE Listing Standard 303A.05(c)(iv), the charter of the Compensation Committee requires that committee to evaluate the independence of its compensation consultants. Accordingly that committee evaluated its compensation consultant, Exequity LLP, in 2020 and determined that there is no conflict of interest with that firm and that with respect to the six factors set forth in the listing rules, Exequity was independent, as indicated by the following:

Independence Factor	Consultant Compliance

➣  Provision of other services to the Company by the consultant.

➣  Amount of fees received from the Company as a percentage of consultant’s total revenues.

➣  Policies and procedures of committee with regard to its consultant are designed to prevent conflicts of interest such as:

➣  Providing unrelated services.

➣  Trading in the stock of its clients.

➣  Any business or personal relationship with a member of the Compensation Committee.

➣  Any stock of the Company owned by consultant.

➣  Any business or personal relationship with an executive officer of the Company.

➣  Consultant does not provide other services to the Company.

➣  Fees received by consultant during FY 2020 are less than 1% of the consulting firm’s revenues for that year.

➣  Consultant has implemented principles to ensure independence:

➣  Does not provide unrelated services.

➣  Does not trade in the stock of its clients.

➣  There is no relationship with a member of the Compensation Committee.

➣  Consultant owns no shares of the Company.

➣  There is no relationship with an executive officer.

We believe that, by ensuring the independence and objectivity of our compensation consultant, we provide an additional assurance that the consultant will not be influenced by improper motives, such as personal gain, that could compromise its ability to recommend a fair and transparent plan of compensation for Company executives.

Consideration of “Say on Pay” Advisory Vote for Past Three Years

At each of the last three Annual Meetings of Stockholders, we have held an advisory stockholder vote on executive compensation. At the meetings held in 2020, 2019 and 2018, approximately 99%, 97% and 97%, respectively, of the shares that voted approved our executive compensation described in the subject proxy statement. During that period, the Company’s compensation policies and practices have not changed markedly. Thus, both the Compensation Committee and the Company viewed these voting results as a strong indication that the Company’s stockholders support our compensation policies and practices. Further, the Company maintains a plan of regular outreach to, and interaction with, investors, potential investors and analysts through personal meetings, telephone conversations and attendance at investment conferences. Despite pandemic conditions (and a reduction in in-person investor- and analyst-sponsored events) in 2020, the Company had direct contact with  institutional investors holding over half of its common stock. Through these efforts, the Company continually elicits issues of concern from these audiences. Matters of greatest interest to stockholders have typically concerned strategic direction, the 3- to 5-year outlook, technology development, market conditions, international businesses, operating expenses, inventory and the income statement. As has been the case over the past several years, during 2020, compensation policies and practices did not emerge as issues of concern.

Elements of 2020 Compensation and Why We Pay Them

Salaries— As per the Company’s standard practice, the 2020 salaries were set in December of the prior year in the context of benchmarking from the Compensation Committee’s independent compensation consultant. Despite the fact that annual increases among public companies range between 3% and 3.5%, salaries for the Company’s NEOs were increased by only 2.5% effective at the start of 2020. It should be noted that the Company does not always give annual salary increases to its employees; in fact, in 2015, salaries were frozen. It should also be noted that the Company has historically raised salaries in excess of a modest adjustment when an officer takes on additional, meaningful responsibilities.

For the CEO, base salary was approximately 97% of total cash compensation in 2020. This compares, on the one hand, to, 97% in 2019 (during which the CEO also received no cash bonus), and, on the other hand, to 61% in 2018 and 62% in 2017 when larger bonuses were paid in light of improved performance. The base salary as a percent of total cash compensation among NEOs as a group followed a similar pattern, 86% in 2020, 87% in 2019, 72% in 2018, and 74% in 2017.

Incentive Compensation— In 2020, as in prior years, executives were eligible to receive annual incentive compensation in the form of a cash bonus. Unlike salary, the cash bonus is “at risk” and varies from year to year depending upon many factors. The main reason for this element of compensation (which is typically paid in the month of March immediately following the measurement year) is to reward the executive for Company performance and the executives’ individual contributions.

Incentive Pool Funding— As a general rule over the past five years, assuming the Company achieves pre-tax income in an amount equal to at least one-half of the amount forecasted in the budget for the subject year, the Company reserves 10 percent of its pre-tax income to serve as the pool from which incentive compensation may be paid to the entire workforce. In addition, to the extent pre-tax income exceeds the amount set forth in the then-current budget, the Company reserves 30 percent of pre-tax income to add to the incentive bonus pool and, further, to once the pool reaches $5 million in size, the accrual drops back to 10 percent of pre-tax income. From that pool, the Compensation Committee may, but is not obligated to, pay bonuses to some or all of the employee population. At year end, the Compensation Committee evaluates Company performance (including net sales, net income, indebtedness, and working capital measures). If these measures fall short of the Company’s budget, then the Committee may reduce the pool at its discretion.  Further, to the extent that the Compensation Committee approves the pool and allocation, the Company has historically allocated the pool among the entire full-time workforce.

Bonuses are specifically allocated from the pool as follows. The CEO and CAO jointly review the performance of the Company’s executive officers and present their findings to the Committee along with a proposed allocation among individuals. The Committee then exercises its own discretion in setting an allocation for the CEO and considers the CEO’s and CAO’s recommended awards for others; in so doing, the Committee considers the executive’s achievement of his or her SMARTgoals, as well as other contributions to the overall Company performance. These goals are tailored for each executive taking into account the full scope of his or her responsibilities. Thus, SMARTgoals may include not only companywide metrics related to net sales and net income, but may also include factors such as working capital controls, inventory levels, manufacturing efficiency and liquidity, for those with profit-and-loss responsibilities, and more arcane factors, such as maintaining registrations, successfully defending adverse proceedings, completing field trials and advancing technology development programs, for others. As mentioned above, the Company caps individual incentive awards for executive officers, limiting the CEO to 1.6 times salary and other NEOs to 1 times salary. The Company has not established specific targets for calculating incentive compensation for NEOs from year-to-year. As a threshold matter, to the extent that the Company’s pre-tax income is less than one-half of budgeted pre-tax income, the NEOs have typically received no bonus. Historically, incentive compensation for the Company’s executives has risen and fallen with the Company’s performance.

As discussed above, in 2020, the Company’s financial performance declined slightly in net sales, but improved significantly in net income. Further, its balance sheet improved with respect to net cash from operations, reduced debt and improved borrowing capacity. In addition, pre-tax earnings exceeded one-half of the budgeted target during 2020. Accordingly, management accrued ten percent of pre-tax earnings to fund an incentive compensation pool.The 2020 incentive pool was about equal to the pool that had been accrued in 2019. With increased headcount and a fixed pool size, however, management and the Compensation Committee reduced incentive compensation for the entire workforce, including the NEOs.

In addition, similar to 2019, some of our NEOs, including the CEO, elected to forego their 2020 incentive compensation in favor of an enhanced equity award (that was made in April 2021). While this election served to increase the available incentive compensation pool for other employees to a degree, the final incentive pool was about the same size as that of 2019 and, as mentioned above, was allocated over a larger employee population.

As for 2020 SMARTgoals, while sales and profitability targets were not met during 2020, the Company nevertheless recorded stronger profitability over the prior year and, further, improved the balance sheet, ending the year with lower debt, higher borrowing capacity and significantly higher net cash from operations. Further, management completed two acquisitions in the fourth quarter and ended the year with flat levels of inventory (as compared to year-end 2019) in spite of adding over $8 million in inventory from the newly-acquired businesses. In short, management met or exceeded many of their SMARTgoals during an unanticipated global pandemic.

When evaluating pay-for-performance, in addition to financial performance, it is useful to note TSR for the one-, three- and five-year periods ended on December 31, 2020.  With respect to TSR, as measured on December 31, 2020 when compared to companies within Global Industry Classification Standard (or “GICS”) 1510, the Company’s one-year TSR was below the 25th percentile of the comparator group, its three-year TSR was between the 25th and the median of the comparator group and its five-year TSR was just above the 25th percentile of the comparator group. With respect to companies in the Russell 2000 index, the Company’s one-year and three-year TSRs were at about the 25th percentile, while its five-year TSR was between the 25th percentile and the median. In short, when looking at either the GICS 1510 or Russell 2000, the Company’s one-, three- and five-year TSR was at the lower end of the range and, at best, approaching the median.

Equity—We believe that in providing equity to senior executives and requiring that shares equal in value to a multiple of base salary be accumulated by such executives over time, the interests of our executives will be more fully aligned with those of our stockholders. The Company has adopted a policy to prohibit short sales or hedging transactions by executives and members of the Board. Through these awards and these policies, the Company believes that executives will take a longer term view of the Company and will seek to enhance stockholder value several years into the future. Equity awards also serve as a means of encouraging future performance and of retaining key employees over the long term. In addition, it is highly prevalent among peer companies to award equity to executives regularly. In the Company’s case, these awards are typically made early in the fiscal year. We believe that it would be difficult to attract, motivate, and retain executives without offering them a share in the Company’s long term prospects. As mentioned above, two of the Company’s NEOs, including the CEO, forewent their 2020 cash incentive compensation in favor of increased equity awards in 2021.

As more fully described below in “Benchmarking and the Compensation Consultant,” the Compensation Committee periodically conducts a benchmarking study to take into account, among other things, the prevalence (by amount and type) of equity awarded to executive officers of similarly situated companies. These studies typically include information on prevalent rates at which available shares are consumed under equity plans of peers. In awarding equity, the Compensation Committee considers not only these studies, but also the compensation history of the Company, retention issues, and the expensing of equity awards. In 2020, the Board followed its standard practice of awarding shares (half time-based, half performance-based) to executives.

Other Benefits— In 2020, the Company continued its practice of offering a comprehensive suite of other benefits to its executives, including group health (medical, dental and vision) and life insurance to all of our employees. Our medical plan took the form of PPO programs which are largely self-funded. However, the Company limited its claims exposure by maintaining stop loss coverage on an individual basis and appointed Collective Health as its third party administrator. Collective Health offers not only claims processing service, but also a user-friendly, phone-based application as its claims interface. Health benefits premiums were highly-subsidized by the Company and offered extremely competitive terms (e.g., low co-payments and office visit charges). As a corollary to the group health plan, the Company continued to promote wellness through a voluntary program, through which the Company gave financial incentives for fitness, participation in group events (e.g., virtual 5K, on-line fitness challenge), health and diet coaching, among other things. These programs are a powerful tool in recruiting and not only bolster morale, but also serve to foster the continued health of the workforce. Our executives also received life insurance and long term disability insurance coverage. In addition, certain executives received an automobile allowance and, in the case of the CEO, reimbursement for other perquisites (e.g., country club membership that provides a venue for the cultivation of business relationships).

Finally, in 2020, our executives (and all full time employees) continued to have the option to participate in the Company’s 401K retirement savings plan, under which the Company matches up to 5% of the participant’s salary (subject to an annual cap) and the Employee Stock Purchase Plan (the “ESPP”), which permits the purchase of Company shares at a discount through payroll deduction.

Benchmarking and the Compensation Consultant

During 2020 the Compensation Committee’s independent compensation consultant, Exequity, revisited the group of comparator companies for purposes of benchmarking executive compensation, which analysis it completed in November 2020. In connection with those efforts, Exequity defined a group of comparators, focusing on product lines, GICS numbers, and a proxy review to determine whether and to what extent peer companies identified the Company (or others in the Company’s peer group) as comparators. The comparator group (“Proxy Peers”) identified by Exequity consisted of 13 publicly traded specialty chemical companies, namely: AgroFresh Solutions, Inc. (AGFS), Balchem Corporation (BCPC), Chase Corporation (CCF), CVR Partners LP (UAN), Hawkins, Inc. (HWKN), , Innospec Inc. (IOSP), Intrepid Potash, Inc. (IPI), Landec Corporation (LNDC), Livent Corporation (LTHM), LSB Industries, Inc. (LXU), , Quaker Chemical Corporation (KWR), Trecora Resources (TREC) and Tredegar Corporation (TG). Proxy Peers had median revenues of $346 million per annum, median market capitalization $679 million and median enterprise value of $520 million. To our knowledge American Vanguard is the only publicly traded crop protection Company of its size, and no Proxy Peers operate at all in the crop protection sector.

According to Exequity’s analysis, 2020 compensation for the Company’s CEO yielded the following comparative results, which are also depicted in the table below:

•	The CEO base salary was slightly above the median (or 50th percentile) of the Proxy Peers.
•

The bonus amount for the CEO was voluntarily converted to equity at the CEO’s request. The amount of the foregone bonus would have approximated the the 25th percentile for target bonus of the Proxy Peers.

•	Not including the foregone cash incentive amount, total cash for the CEO was below the 25th percentile for target total cash of the Proxy Peers.
•	Equity granted in 2020 to the CEO, which included the value of his foregone incentive compensation, was at the median of the Proxy Peers.
•	Total direct compensation for the Company’s CEO approximates the 25th percentile of the Proxy Peers.

CEO Compensation v Proxy Peers
3500000
3000000
2500000
2000000
1500000
1000000
500000
0
Base
Bonus
Total Cash
Equity
Total Comp
CEO
25th
50th
75th

On average, according to the Exequity study, compensation for other NEOs yielded the following results. Salary was at the median on average for salaries of Proxy Peers, equity was between the 25th percentile and the median of target equity for such peers, and both annual incentive compensation and total direct compensation were at or below the 25th percentile of comparable measures for the Proxy Peers.

Closing Comments

The Company believes that its executive compensation meets its primary objectives. During a global pandemic which required businesses to adapt quickly – both in respect of their workplace environments and modes of doing business – the Company recorded slightly lower sales with stronger profits, while improving its balance sheet and advancing precision application and green solution technologies.  With flat pre-tax earnings, the incentive compensation pool was substantially the same as that of 2019; however, with the increase in headcount due to acquisitions, NEOs received lower cash bonuses. With respect to TSR, the Company’s performance was at the lower end of the range in both the GICS 1510 and Russell 2000 Index over the one-, three- and five-year periods. In summary, the Company believes that overall compensation in 2020 was appropriate and aligned with performance in the context of both Proxy Peers and TSR among multiple comparator groups.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on the review and discussions referred to in that Item, the Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

Lawrence S. Clark, Chair

Debra F. Edwards

Morton D. Erlich

Alfred F. Ingulli

EXECUTIVE OFFICERS OF THE COMPANY

The following persons are the current NEOs of the Company:

Name of Director/Officer	Age	Capacity
Eric G. Wintemute	65	Chairman and Chief Executive Officer
Ulrich G. Trogele	63	Executive Vice President, Chief Operating Officer
David T. Johnson	64	Vice President, Chief Financial Officer and Treasurer
Timothy J. Donnelly	61	Chief Administrative Officer, General Counsel, & Secretary
Anthony S. Hendrix	51	Vice President of Sales, US and Canada
Peter E. Eilers	57	Managing Director, Amvac Netherlands BV

Eric G. Wintemute has served as a director of the Company since June 1994. He was appointed Chairman and Chief Executive Officer in June 2011. Mr. Wintemute has also served as President and Chief Executive Officer from July 1994 until June 2011, after having been appointed Executive Vice President and Chief Operating Officer of the Company in January 1994.

Ulrich G. Trogele has served as Chief Operating Officer of AMVAC Chemical Corporation, the Company’s principal operating subsidiary, since January 2015. Prior to joining the Company, Mr. Trogele spent 28 years in positions of increasing responsibility within the agribusiness sectors of agrochemicals, biologicals and plant nutrition. His career included 10 years at FMC Corporation, as President of Asia-Pacific, and several years as North American Area Director for FMC’s agricultural solutions business.

David T. Johnson has served as Vice President, Chief Financial Officer, and Treasurer of the Company since March, 2008. Mr. Johnson served as Finance Director for Amcor Flexibles UK Ltd., a $500 million manufacturer of decorative packaging and a subsidiary of Amcor, a multibillion dollar corporation based in Australia, from June 2003 through March 2008. Prior to that he served as Vice President of Finance for Sterer Engineering, a subsidiary of Eaton Aerospace, an $8 billion Cleveland based multinational Company from April 2001 through June 2003.

Timothy J. Donnelly has served as Chief Administrative Officer, General Counsel and Secretary of the Company since June 2010. He began his service with the Company in October 2005 as Vice President, General Counsel and Assistant Secretary, was appointed Secretary in June 2007 and assumed responsibility for Human Resources and Risk Management in 2009. Prior to his service with the Company, from September 2000 through October 2005, Mr. Donnelly served as Vice President, General Counsel and Secretary for DDi Corp. (Nasdaq—DDIC), a manufacturer of quick-turn, high-technology printed circuit boards.

Anthony S. Hendrix has served as Senior Vice President – Crop Sales for U.S. & Canada since August, 2018. Prior to that time, he was Vice President and Director of US Crop Sales commencing in January 2015. He began his service with the Company in March 2010 as Regional Sales Manager, Southeast Region. Prior to joining the Company, Mr. Hendrix served in various crop and district management roles for Syngenta Crop Protection throughout the western and southeastern U.S.

Peter E. Eilers has served as Managing Director of AMVAC Netherlands BV since June, 2018. Prior to that time, he served as Vice President, Business Development and Marketing, to which he was appointed in January 2017. Mr. Eilers joined the Company in August 2015 as Global Director of Business Development and Marketing. Prior to that time, Mr. Eilers had over 25 years’ experience with Bayer CropScience (and its predecessors) where he served as Marketing Director for EMEA, Executive Head of Bayer CropScience Merger & Acquisitions/Business Development, and Country Head in various regions, including Poland, the Baltics, Iberia and Indochina, among other positions.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash and other compensation for services rendered for the three calendar years 2020, 2019 and 2018, paid or awarded by the Company and its subsidiaries to the CEO, CFO, the four most highly compensated executive officers other than the CEO and CFO, and any persons who departed from the Company during the subject year and, but for such departure, would have been in any of the aforementioned categories (the “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation ($) (i)	Total ($) (j)
Eric G. Wintemute	2020	684,500	—	1,392,708	—	—	—	104,330	2,181,538
	2019	667,807	—	1,187,021	—	—	—	100,114	1,954,942
	2018	651,519	395,000	1,149,695	—	—	—	99,900	2,296,114

Ulrich G. Trogele	2020	422,583	61,354	302,278	—	—	—	33,780	819,995
	2019	397,000	—	230,488	—	—	—	33,530	661,018
	2018	387,317	120,000	223,054	—	—	—	33,280	763,651

David T. Johnson	2020	387,950	58,443	208,754	—	—	—	33,780	688,927
	2019	378,486	63,250	222,564	—	—	—	33,530	697,830
	2018	369,255	115,000	212,271	—	—	—	33,280	729,806

Timothy J. Donnelly	2020	328,107	52,345	198,835	—	—	—	33,270	612,557
	2019	320,105	56,650	197,865	—	—	—	33,020	607,640
	2018	312,298	103,000	179,809	—	—	—	33,130	628,237

Anthony S. Hendrix	2020	327,014	—	198,835	—	—	—	31,034	556,883
	2019	307,211	—	136,530	—	—	—	30,375	474,116
	2018	279,831	100,000	108,098	—	—	—	30,375	518,304

Peter E Eilers(2)	2020	299,800	51,000	149,127	—	—	—	47,301	547,228
	2019	286,882	55,000	128,605	—	—	—	44,481	514,968
	2018	266,500	100,000	108,098	—	—	—	24,020	498,618

(1)

Amounts reflect bonus payments for service rendered in the subject year. These payments are made in April of the following year. As discussed in the Compensation Discussion & Analysis, Messrs. Wintemute and Hendrix elected to forego their 2020 cash incentive compensation in consideration of increased equity that was awarded in March 2021. For purposes of determining the most highly compensated NEOs, registrant has included the potential value of the foregone incentive compensation for these two persons on the basis that such consideration relates to 2020 performance.

(2)	Salary for 2019 and 2020 reflects the effect of euro to dollar currency exchange.

ALL OTHER COMPENSATION

		Perquisites ($)		Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Defined Contribution Plans ($)(3)		Vacation/Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)
Eric G. Wintemute	2020	46,800	(1)	—	1,530	56,000	(4)	—	—
	2019	43,584	(1)	—	1,530	55,000	(4)	—	—
	2018	42,840	(1)	—	3,060	54,000	(4)	—	—

Ulrich G. Trogele	2020	18,000	(2)	—	1,530	14,250		—	—
	2019	18,000	(2)	—	1,530	14,000		—	—
	2018	18,000	(2)	—	1,530	13,750		—	—

David T. Johnson	2020	18,000	(2)	—	1,530	14,250		—	—
	2019	18,000	(2)	—	1,530	14,000		—	—
	2018	18,000	(2)	—	1,530	13,750		—	—

Timothy J. Donnelly	2020	18,000	(2)	—	1,020	14,250		—	—
	2019	18,000	(2)	—	1,020	14,000		—	—
	2018	18,000	(2)	—	1,380	13,750		—	—

Anthony S. Hendrix	2020	15,968	(2)	—	816	14,250		—	—
	2019	15,809	(2)	—	816	13,750		—	—
	2018	15,809	(2)	—	816	13,750		—	—

Peter E Eilers	2020	20,411	(2)	—	—	26,890		—	—
	2019	19,451	(2)	—	—	25,030		—	—
	2018	13,800	(2)	—	816	9,404		—	—

(1)

Automobile allowance of $21,600 for each of the years ended December 31, 2020, 2019 and 2018; and personal expense reimbursements of $25,200, $21,984 and $21,240 relating to country club membership fees and assessments in the years ended December 31, 2020, 2019, and 2018, respectively.

(2)	Automobile allowance.
(3)	Effective January 1, 2005, the Company matches employee contributions to its 401(k) savings plan dollar for dollar up to 5% of base salary.
(4)

This reflects the Company’s total contribution to employee’s 401K account in 2020, 2019, and 2018 and is the sum of a $6,000 to match to employee’s salary deferral plus $50,000, $49,000 and $48,000, respectively, in additional contribution in conjunction with a proportionate contribution being concurrently made to a group of non-highly compensated employees.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grant of plan-based awards for the year ended December 31, 2020 to the NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of	Full Grant Date Fair
Name (a)	Grant Date (b)	Threshold (#) (c)	Target (#) (d)	Maximum (#) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)	Units (#) (i)	Options (#) (j)	Option Awards ($/Share) (k)	Value of Stock ($) (1) (l)
Eric G. Wintemute	11/13/2020	—	—	—	48,442	48,442	(2)	48,442	—	—	—	700,471
Eric G. Wintemute	11/13/2020	—	—	—	19,377	38,754	(3)	77,508	—	—	—	560,383
Eric G. Wintemute	11/13/2020	—	—	—	4,844	9,688	(4)	19,376	—	—	—	131,854
Ulrich G. Trogele	11/13/2020	—	—	—	10,514	10,514	(2)	10,514	—	—	—	152,032
Ulrich G. Trogele	11/13/2020	—	—	—	4,206	8,412	(3)	16,824	—	—	—	121,638
Ulrich G. Trogele	11/13/2020	—	—	—	1,051	2,102	(4)	4,204	—	—	—	28,608
David T. Johnson	11/13/2020	—	—	—	7,261	7,261	(2)	7,261	—	—	—	104,994
David T. Johnson	11/13/2020	—	—	—	2,905	5,809	(3)	11,618	—	—	—	83,998
David T. Johnson	11/13/2020	—	—	—	726	1,452	(4)	2,904	—	—	—	19,762
Timothy J. Donnelly	11/13/2020	—	—	—	6,916	6,916	(2)	6,916	—	—	—	100,005
Timothy J. Donnelly	11/13/2020	—	—	—	2,767	5,533	(2)	11,066	—	—	—	80,007
Timothy J. Donnelly	11/13/2020	—	—	—	692	1,383	(2)	2,766	—	—	—	18,823
Anthony S. Hendrix	11/13/2020	—	—	—	6,916	6,916	(2)	6,916	—	—	—	100,005
Anthony S. Hendrix	11/13/2020	—	—	—	2,767	5,533	(3)	11,066	—	—	—	80,007
Anthony S. Hendrix	11/13/2020	—	—	—	692	1,383	(4)	2,766	—	—	—	18,823
Peter E. Eilers	11/13/2020	—	—	—	5,187	5,187	(2)	5,187	—	—	—	75,004
Peter E. Eilers	11/13/2020	—	—	—	2,075	4,150	(3)	8,300	—	—	—	60,009
Peter E. Eilers	11/13/2020	—	—	—	519	1,037	(4)	2,074	—	—	—	14,114

(1)

This column shows the full grant date fair value of restricted stock grants made based on the closing price of the Company’s stock as of the Plan extension approval date, with the exception of the TSR grant, which was determined by using the Monte Carlo valuation method. The full grant date fair value of each award is the number of shares multiplied by the grant date fair value per share. These amounts were not paid to any named executive officer. The recognized compensation expenses for 2020 are shown in the “Stock Awards” column in the “Summary Compensation Table”.

(2)

These grants constitute restricted stock that vests in its entirety upon three years of the award date and is subject to forfeiture in the event that the recipient is not continuously employed by the Company through the vesting date. The grant date fair value of these awards is $14.46 per share, which was determined based on the closing price of the Company’s stock as of the Plan extension approval date.

(3)

These grants constitute performance shares that vest upon both (i) the passage of three years of full-time, continuous employment and (ii) the achievement of certain financial goals of the Company compared to an identified peer group. With respect to clause (ii), the number of shares to vest depends upon the level of net sales and income before interest and tax achieved during the period commencing October 1, 2020 and ending March 31, 2023 as compared to internal targets and can vary from zero (for performance at less than 80% of the target) to 200% (for performance at or above 125% of the target). The grant date fair value of these awards is $14.46 per share, which was determined based on the closing price of the Company’s stock as of the Plan extension approval date.

(4)

These shares constitute an award of performance shares that vest based upon both (i) continuous, full time service through the third anniversary of the award, and (ii) the achievement of TSR metrics as follows. As measured during the period commencing October 1, 2020 and ending March 31, 2023, assuming an initial share price of $13.61 per share, the number of shares earned depends upon the achievement of a certain target share price as compared to that of the Russell 2000 Index and comparator companies, identified in the Company’s 2020 Proxy Statement at the end of the measurement period and can vary from zero shares (for a share price that is less than 30th percentile of the comparator group) to 200% (for a share price that is at or greater than 80th percentile of the comparator group).  The grant date fair value of these awards is $13.61 per share, which was determined using the Monte Carlo valuation method.

SUPPLEMENTAL TABLE OF 2021 EQUITY AWARDS

The following table summarizes restricted stock awards granted to executive officers on April 16, 2021.

Name (a)	Number of Shares of Stock(#) (b)	Price of Stock ($/Share) (c)	Full Grant Date Fair Value of Stock ($) (d)	Performance- Based Awards ($) (e)	Total ($) (f)
Eric G. Wintemute	32,385	20.30	657,416	—	657,416
Eric G. Wintemute	32,385	20.30	—	657,416	657,416
Ulrich G. Trogele	5,191	20.30	105,377	—	105,377
Ulrich G. Trogele	5,191	20.30	—	105,377	105,377
David T. Johnson	4,851	20.30	98,475	—	98,475
David T. Johnson	4,851	20.30	—	98,475	98,475
Timothy J. Donnelly	4,595	20.30	93,279	—	93,279
Timothy J. Donnelly	4,595	20.30	—	93,279	93,279
Anthony S. Hendrix	4,447	20.30	90,274	—	90,274
Anthony S. Hendrix	4,447	20.30	—	90,274	90,274
Peter E Eilers	3,147	20.30	63,884	—	63,884
Peter E Eilers	3,147	20.30	—	63,884	63,884

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows, with respect to the NEOs, the number of shares covered by both exercisable and non-exercisable stock options and, in addition, grants of restricted stock units that had not yet vested as of December 31, 2020, with respect to options to purchase common stock of the Company. The closing price of the common stock on December 31, 2020, the last trading day of the Company’s fiscal year, was $15.52 per share.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Eric G. Wintemute	78,126	—	—	$11.49	12/30/2024
David T. Johnson	22,175	—	—	$11.49	12/30/2024
Timothy J. Donnelly	20,306	—	—	$11.49	12/30/2024
Anthony S. Hendrix	5,611	—	—	$11.49	12/30/2024

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Eric G. Wintemute	224,736	3,487,903	—	—
Ulrich G. Trogele	45,844	711,499	—	—
David T. Johnson	38,326	594,820	—	—
Timothy J. Donnelly	34,540	536,061	—	—
Anthony S. Hendrix	27,306	423,789	—	—
Peter E Eilers	23,386	362,951	—	—

OPTION EXERCISES AND STOCK VESTED

The following table shows, with respect to the NEOs, the number of shares acquired on the exercise of stock options and on vesting of stock awards and their respective value realized (market price less exercise price) for the year ended December 31, 2020.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Eric G. Wintemute	15,000	99,750	45,166	1,753,168
Ulrich G. Trogele	—	—	13,553	338,830
David T. Johnson	21,500	148,995	8,026	322,715
Timothy J. Donnelly	25,000	168,250	6,936	272,947
Anthony S. Hendrix	11,000	85,817	4,275	139,448
Peter E. Eilers	—	—	16,462	310,820

(1)	Value realized on vesting is value of shares, including shares withheld for payroll tax purposes, at time of vesting.

Pension Benefits and Non-qualified Deferred Compensation

The Company provided no pension benefits and no non-qualified deferred compensation to the NEOs during the year ended December 31, 2020.

Potential Payments upon Termination or Change of Control

Each of the NEOs is party to a Change of Control Severance Agreement. Under the terms of those agreements, the employee is entitled to receive certain payments in the event that there is both a change of control during the term of agreement and such employee is either terminated (for reasons other than cause) or resigns for good reason within 24 months of such change of control. In other words, there is a double trigger before benefits are earned under this arrangement. If the employee is terminated for cause or due to death or disability, he or she is not entitled to severance under the agreement. Provided both conditions for payment are met, the employee is entitled to receive a lump sum amount equal to two years’ base salary, 24 months’ worth of COBRA coverage for medical insurance, executive level outplacement costs, and acceleration of unvested options (or other securities to which employee may have a right). For purposes of these agreements, “change in control” is defined to mean, in effect, either (i) a merger or consolidation of the Company in which those who were stockholders immediately before the effective time of the merger or consolidation have less than 50% of the voting power of the new corporation or entity; (ii) a sale or disposition of all or substantially all of the Company’s assets; or (iii) when any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) directly or indirectly owns more than 50% of the Common Stock of the Company. As a condition to payment, the employee must enter into a written release of claims against the Company.

The following table summarizes the estimated payments to be made to the NEOs in the event of a termination without cause or voluntary resignation for good reason after a change in control assuming, for illustration purposes, that such change in control had occurred on December 31, 2020.

	Salary ($)	COBRA Insurance Premiums ($)	Outplacement Services ($)	Accelerated Options and Grants Vesting ($)(1)	Total Change in Control Payments ($)(2)
Eric G. Wintemute	1,369,000	29,664	25,000	3,795,536	5,219,200
Ulrich G. Trogele	845,167	40,888	25,000	771,177	1,682,232
David T. Johnson	775,900	61,833	25,000	651,609	1,514,342
Timothy J. Donnelly	656,214	81,786	25,000	584,174	1,347,174
Anthony S. Hendrix	654,028	81,786	25,000	452,724	1,213,538
Peter E. Eilers	599,601	—	25,000	391,883	1,016,484

(1)

Upon change in control, the agreement allows for the accelerated vesting of options and grants. Assuming the change in control had happened as of December 31, 2020, there would be unvested awards of 428,293 shares of restricted stocks and no shares of incentive stock options. If the change in control occurred on December 31, 2020, these awards would have vested and the Company would have recognized additional compensation expense based on grant date fair value in the amount of $3,361,704 for restricted stocks, and the officers would have recognized the value of vested grants as income based on fair market value in the amount of $6,647,103 (which is the sum of this column).

(2)	There are no tax excise gross-ups relating to change-in-control payments for NEOs.

CEO Pay Ratio Disclosure

As per Item 402(u) of Regulation S-K, we are providing the following information about the annual total compensation of our CEO, Eric G. Wintemute, as compared with the median of annual total compensation of all employees of the Company (excluding the CEO).  For fiscal year 2020, we report as follows:

•	The annual total compensation of the CEO, as per the Summary Compensation table on page 26 hereof was $2,181,538; and

•	The median of the annual total compensation of all employees of the Company (excluding the CEO) was $55,627.

Based upon this information, we reasonably estimate that the ratio for the CEO’s annual total compensation to the annual total compensation of our median employee was approximately 39:1.

Our pay ratio was calculated as per Item 402(u) as follows. In order to identify the median employee, using the criteria set forth in Item 402(c) of Regulation S-K for populating data within the Summary Compensation Table, we gathered information from payroll, stock award and incentive compensation on all employees as of December 31, 2020, which was within three months of the closing of the Company’s last fiscal year. Because we had completed the acquisition of the Agrinos Group and AgNova businesses in October, 2020 (including, at that time, approximately 80 personnel), we are excluding those personnel from our pay-ratio analysis, because service and compensation had been set by selling parties for over three-quarters of the year.

In measuring the wages of non-exempt employees, we took the actual wages, including regular time and overtime, paid to such employees. Where employees were paid in foreign currencies, we converted that currency into U.S. dollars as of the date of measurement. In establishing total compensation, we considered not only wages and bonuses, but also the fair value of equity awards, if any. After arriving a total compensation for the employee population (not including the CEO), we listed them in descending order of compensation and identified the median employee.

Director Compensation

The following table summarizes compensation paid to the non-management members of the Board for the year ended December 31, 2020.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compen- sation ($) (g)	Total ($) (h)
Scott D. Baskin	122,685	40,000	—	—	—	—	162,685
Lawrence S. Clark	97,164	80,000	—	—	—	—	177,164
Debra F. Edwards	123,127	40,000	—	—	—	—	163,127
Émer Gunter	67,418	80,000	—	—	—	—	147,418
Alfred F. Ingulli	137,740	40,000	—	—	—	—	177,740
John L. Killmer	96,918	80,000	—	—	—	—	176,918
Morton D. Erlich	132,627	40,000	—	—	—	—	172,627
M. Esmail Zirakparvar	125,685	40,000	—	—	—	—	165,685

Effective June 3, 2020, consistent with the findings of its independent compensation consultant to the effect that our board members’ compensation trailed the median of both Proxy Peers and S&P Comparators in both equity value and total compensation on a per-director basis, the board of directors amended its compensation structure.  The amended approach is more consistent with prevalent practices, and, under it, the Company discontinued paying directors on a per-meeting basis in favor of a flat-rate, which recognizes leadership roles. Further, the value of annual equity grants to non-management directors was increased from $70,000 to $80,000. The table below indicates the elements of non-management director compensation through June 2, 2020 (under the column “2019”) and the elements of such compensation as of June 3, 2020 (under the column “2020”). Additional information on stock compensation appears after the summary table.

Board Compensation Effective 6/3/2020

American Vanguard Board Pay	2019	2020

Board Pay
g Cash retainer	$45,000	$60,000
g Annual equity	$70,000	$80,000
g Per-meeting fee	$2,500	$0
g Executive sessions	$1,250	$0
Committee Pay
g Incremental Committee chair premium retainer:
➣ Audit	$10,000	$10,000
➣ Finance Committee	$5,000	$8,000
➣ Compensation	$5,000	$7,000
➣ Nominating/Governance and Risk Committee	$5,000	$5,000
g Committee member retainer:
➣ Audit	$0	$10,000
➣ Finance Committee	$0	$10,000
➣ Compensation	$0	$7,500
➣ Nominating/Governance and Risk Committee	$0	$5,000
g Per-meeting fee:
➣ Audit/Compensation/Finance	$1,500	$0
➣ Nominating/Governance/Risk	$1,000	$0
Lead Director
g Lead Director	$25,000	$25,000
Special Assignments
g Per diem fee for special assignments	$2,000	$2,000
g Conditional meeting fee (>2 scheduled meetings)	N/A	$1,500

Annual Stock Awards for Non-management Directors:

In accordance with the terms and conditions of the Company’s Amended and Restated 1994 Stock Incentive Plan, as amended June 6, 2017 (the “Plan”), each non-employee director of the Board is entitled to receive awards of the Company’s Common Stock, par value $.10 (“Common Stock”), as follows. In connection with each non-employee director’s election or re-election to the Board, during 2020 such director was entitled to receive an award that equals $80,000 (the “Stock Award”). Further, it is the policy of the Company that each director must accumulate and hold Company stock equal to the number of shares received by him or her over the course of his or her first four full years of service on the Board, after which such director may elect to receive up to half of the value of any subsequent Stock Award in the form of a cash payment. If a person is appointed to the Board for any partial year (for example, due to a vacancy on the Board), such director will receive a pro rata portion of the Stock Award as determined by the Compensation Committee or the Board.

•

Each Stock Award will be calculated based on the closing price of the Common Stock on the date of issuance, as reported on the New York Stock Exchange or other national exchange on which the Common Stock is traded. No fractional share of any Stock Award will be issued, and the value of such fractional share will be paid in cash.

•	Each Stock Award will vest immediately in full upon grant.

The Company has entered into written indemnification agreements with each of its directors, effective as of the first day of such person’s service as a director. The agreement provides for contractual indemnification obligations by the Company to the extent permitted by applicable law and the advancement of expenses in connection therewith. The agreement also provides that any legal action brought by the Company against a director must be brought within two years from the date of the facts giving rise to the action  or such shorter period as provided by law.

Employee Contracts, Termination of Employment and Change of Control Arrangements

The Company and Eric G. Wintemute entered into an employment agreement, dated as of January 15, 2008, pursuant to which Mr. Wintemute serves as the Company’s Chairman and CEO. Mr. Wintemute’s current annual base compensation is $684,500, with increases to be made by the Board in their sole discretion. Mr. Wintemute may receive a bonus, in an amount as determined by the Board, based on his performance against reasonable qualitative and quantitative benchmarks. The agreement also provides Mr. Wintemute with certain additional benefits which are prevalent among executives at this level in the industry, including a car allowance of $1,800 per month and reimbursement for reasonable and customary business expenses. Mr. Wintemute’s agreement is of indefinite duration, unless terminated by the Company. If the Company terminates Mr. Wintemute’s employment without cause and not due to disability or death, the Company shall pay to Mr. Wintemute an amount equal to two times the average annual cash compensation received by him over the course of the two immediately preceding calendar years. If Mr. Wintemute dies or is disabled during the term of the agreement, the Company will pay him or his designated beneficiary, as applicable, any amounts (including salary) and continue any benefits due to Mr. Wintemute under the agreement for 12 months after his death or disability.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board for the year ended December 31, 2020, consisted of Lawrence S. Clark, Debra F. Edwards, Alfred F. Ingulli, and Morton D. Erlich. During 2020, no member of the Compensation Committee served on the board of directors of any other public company, where any officer or director of such entity also served on the Company’s Board.

Review and Approval of Related Person Transactions

In accordance with the terms of its charter, the Nominating and Corporate Governance Committee (“the Committee”) has the responsibility for the review and approval or ratification of all related persons and conflict of interest transactions involving any director, executive officer, nominee for director, any holder of 5% or more of any class of the Company’s voting securities or any non-executive officer (or any member of the immediate family of any of the foregoing persons), if any such transaction involves more than $10,000, in each case using appropriate counsel and other advisers, as the Committee may deem necessary.

In the course of its review of proposed related person transactions, the Committee considers all relevant facts and circumstances, including: (i) the benefits of the transaction to the Company; (ii) the impact of the transaction on a director’s independence; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) other facts and circumstances that may bear on the materiality of the transaction under applicable law and listing standards. The Committee may seek bids, quotes or independent valuations from third parties in connection with assessing any proposed related person transaction.

The Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. To the extent that a proposed related person transaction involves any member of the Committee (or an immediate family member of any member of the Committee), such member would not participate in the deliberations or vote respecting the approval or ratification of the proposed transaction.

Related Person Transactions

There were no related party transactions during fiscal year 2020.

SUMMARY OF PROPOSALS

This Proxy contains three proposals for which stockholder action is sought.

•	Proposal 1 requests the election of nine directors to the Board.
•	Proposal 2 requests the ratification of the appointment of BDO as the independent registered public accounting firm for the year ending December 31, 2021.
•	Proposal 3 requests an advisory vote on executive compensation.

Details of each proposal follow.

PROPOSAL 1

Election of Directors

The Board is elected annually. The Certificate of Incorporation and Bylaws, as each have been previously amended and restated, of the Company, currently provide that the number of directors of the Board shall not be more than nine nor less than three. As per the Bylaws, the Board has fixed the maximum number of directors at nine. At this election, nine directors have been nominated to be elected at the Annual Meeting and, if elected, will hold office from the time of the election until the next Annual Meeting and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The Board has nominated Scott D. Baskin, Lawrence S. Clark, Debra F. Edwards, Morton D. Erlich, Emer Gunter, Alfred F. Ingulli, John L. Killmer, Eric G. Wintemute, and M. Esmail Zirakparvar to be elected to serve as directors until the next annual meeting or until their successors are duly elected and qualified.

REQUIRED VOTE AND RECOMMENDATION

The directors to be elected or re-elected by the holders of Common Stock shall be the candidates receiving a number of “FOR” votes that exceed the number of “AGAINST” votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Company has retained BDO as the Company’s independent registered public accounting firm for the year ending December 31, 2021, and the Board of Directors has confirmed that engagement.

BDO has served as the independent registered public accounting firm of the Company continuously since 1991. It is believed that its knowledge of the Company’s business gained through this period of service is of great value.

Aggregate fees for professional services rendered to the Company by BDO for the years ended December 31, 2020 and 2019, were (in thousands):

	2020	2019
Audit Fees	$1,072	$1,058
Tax Services	417	416
Audit-Related Services	118	—
	$1,607	$1,474

Audit fees for 2020 and 2019 were for professional services rendered for the audits of the consolidated financial statements of the Company, including the audits of internal controls under Section 404 of the Sarbanes-Oxley Act, reviews of quarterly condensed consolidated financial statements, consents, and assistance with review of documents filed with the SEC.

Tax fees for 2020 and 2019 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, as well as assistance with and representation in tax audits and advice related to acquisitions.

Audit-related fees primarily relate to assurance services, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards. In 2020, BDO provided diligence services related to the Company’s acquisition of AgNova Technologies PTY Ltd. Our Audit Committee has considered whether the provision of the audit-related services described above is compatible with maintaining our registered public accounting firm’s independence and determined that such services are appropriate.

REQUIRED VOTE AND RECOMMENDATION

The affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting is required to ratify the appointment of BDO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm to audit the 2021 consolidated financial statements and related internal controls over financial reporting of American Vanguard Corporation and its subsidiaries, made by the Audit Committee, is hereby ratified.”

PROPOSAL 3

Advisory Vote on Executive Compensation

Over the past three years, stockholders have indicated on average approximately 98% approval for the Company’s executive compensation. As mentioned in the Compensation Discussion and Analysis, our executive compensation is designed to provide compensation on the basis of performance that supports key financial and strategic business outcomes; to attract, motivate and retain top talent to lead our business; and to align management’s interests with those of our stockholders.

Our executive compensation:

•	Has been benchmarked against a comparator group of companies that are similar in size and business activity;
•	Is designed in collaboration with an independent compensation consultant;
•

Features incentive elements that rise and fall with financial performance. For example, with slightly lower sales and increased profitability year-over-year, NEOs received slightly reduced cash incentive compensation;

•

Includes time-based and performance-based equity awards and holding requirements that give executives a longer term view of the Company’s financial performance. For the fifth consecutive year, in 2020, half of the equity awards to NEOs were performance awards, which are contingent upon financial performance (net sales and EBIT) relative to other companies and stockholder return as measured over a three year period;

•	Is based primarily upon objective performance targets such as net sales, net income, EBITDA and SMARTgoals;
•

Includes factors that limit discretion and discourage misconduct, such as caps on bonuses, a clawback provision for incentive compensation received by persons complicit in a material restatement, and a policy against hedging shares; and

•

Is administered pragmatically to ensure that NEOs are paid for performance. At the same time, the Company’s plan also includes incentives for retaining key employees for the purpose of building long term stockholder value.

This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder, the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Company’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

REQUIRED VOTE AND RECOMMENDATION

The passage of a recommendation requires the affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

COMMUNICATIONS

Communications to the Board

All communications to the Board or any individual director must be in writing and addressed to them c/o American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

Proposals for Submission at Next Annual Meeting

Any stockholder who intends to present a director nomination or other proposal at the Company’s 2021 Annual Meeting of Stockholders must send the proposal to: American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660. The timing and procedure for any such submission are described on page 3 hereof.

ANNUAL REPORT ON FORM 10-K

Upon request, the Company will provide without charge to any beneficial owner of its Common Stock, a copy of its Annual Report on Form 10-K (excluding exhibits), filed with the SEC with respect to the year ended December 31, 2020. Requests are to be made to the attention of the Chief Financial Officer, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

OTHER MATTERS

The Company’s Annual Report for the year ended December 31, 2020 is available with this Proxy Statement but shall not be deemed incorporated herein. The Board does not know of any matter to be acted upon at the Annual Meeting other than the matters described herein.

By Order of the Board of Directors

Timothy J. Donnelly

Chief Administrative Officer,

General Counsel & Secretary

Dated: April 21, 2021

  VOTE BY INTERNET  Before The Meeting - Go to www.proxyvote.com   Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 1, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 27, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/AVD2021  You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 1, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 27, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  AMERICAN VANGUARD CORPORATION  ATTN: LUCY COONEY  4695 MACARTHUR COURT, SUITE 1200  NEWPORT BEACH, CA 92660  D48250-P53536  AMERICAN VANGUARD CORPORATION  The Board of Directors recommends you vote FOR the following:  1. Election of Directors  The Board of Directors recommends that you vote FOR proposals 2 and 3.  Nominees:  ABSTAIN AGAINST  FOR  ABSTAIN  FOR  AGAINST  !  !  !  !  !  !  2. Ratify the appointment of BDO USA, LLP as independent registered public accounting firm for the year ending December 31, 2021.  1a. Scott D. Baskin  !  !  !  1b. Lawrence S. Clark  3. Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.  !  !  !  !  !  !  1c. Debra F. Edwards  !  !  !  1d. Morton D. Erlich  !  !  !  1e. Emer Gunter  !  !  !  1f. Alfred F. Ingulli  !  !  !  1g. John L. Killmer  !  !  !  1h. Eric G. Wintemute  !  !  !  1i. M. Esmail Zirakparvar  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D48250-P53536 KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.  D48251-P53536  AMERICAN VANGUARD CORPORATION  4695 MacArthur Court, Suite 1200, Newport Beach, California 92660  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS  As an alternative to completing this form, you may enter your vote instruction via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Use the Company Number and Account Number shown on your proxy.  The undersigned hereby appoints ERIC G. WINTEMUTE and TIMOTHY J. DONNELLY as Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated on the reverse, all the shares of the Common Stock of American Vanguard Corporation held of record by the undersigned at the close of business on Friday, April 9, 2021. The Annual Meeting will be a completely virtual meeting of Stockholders, to be held at 11:00 a.m. PDT on Wednesday, June 2, 2021, or at any adjournment thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side